UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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COHU, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12367 Crosthwaite Circle

Poway, California 92064-6817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 12, 2015

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders (the “Meeting”) of Cohu, Inc. (“Cohu”) will be held at the Cohu corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 on Tuesday, May 12, 2015, at 8:00 a.m. Pacific Time, for the following purposes:

1.	To elect three directors, for a term of three years each.

2.	Advisory vote to approve Named Executive Officer compensation.

3.	To approve amendments to the Cohu 2005 Equity Incentive Plan (the “2005 Plan”), which, among other things, increase the number of shares of stock subject to the Plan by 1,500,000 and increase the number of shares which may be issued pursuant to restricted stock and performance awards under the 2005 Plan by 2,500,000.

4.	To approve amendments to the Cohu 1997 Employee Stock Purchase Plan, which, among other things, increase the number of shares subject to the plan by 750,000.

5.	To ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2015.

6.	To act upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

Only stockholders of record of Cohu as of the close of business on March 20, 2015 will be entitled to vote at the Meeting.

The holders of a majority of the outstanding shares of voting stock of Cohu entitled to vote at the Meeting must be represented in person or by proxy to constitute a quorum for the Meeting, and therefore all stockholders are urged either to attend the meeting in person or to vote by proxy.

A complete list of the stockholders of record entitled to vote at the Meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, will be available at Cohu’s corporate offices, for the examination of any stockholder during normal business hours for a period of ten days immediately prior to the meeting.

Please sign, date and return the enclosed proxy in the envelope enclosed for your convenience. Alternatively, stockholders may vote by telephone or electronically via the internet. Please refer to the instructions included with the proxy for additional details. If you attend the meeting you may revoke your proxy and vote in person. You may also revoke your proxy by delivering a written notice to the Secretary of Cohu, or by submitting another duly signed proxy bearing a later date.

By Order of the Board of Directors,

Jeffrey D. Jones
Secretary

Poway, California

April 9, 2015

YOUR VOTE IS IMPORTANT

IN ORDER TO INSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET.

12367 Crosthwaite Circle

Poway, California 92064-6817

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Cohu, Inc., a Delaware corporation (“Cohu” or the “Company”), of your proxy for use at the Annual Meeting of Stockholders to be held on Tuesday, May 12, 2015, at 8:00 a.m. Pacific Time at the Cohu corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 (the “Meeting”). This proxy statement, the accompanying proxy card and the Cohu 2014 Annual Report are being mailed to all stockholders on or about April 9, 2015.

On March 20, 2015 the record date fixed by our Board of Directors (hereinafter sometimes referred to as the “Board”), Cohu had outstanding 25,774,409 shares of Common Stock. Only stockholders of record as of the close of business on March 20, 2015 will be entitled to vote at the Meeting and any adjournment thereof.

Voting Procedures

As a stockholder of Cohu, you have a right to vote on certain business matters affecting Cohu. This proxy statement relates only to the solicitation of proxies from the stockholders with respect to the election of three Class 2 directors recommended by the board of directors, an advisory vote on executive compensation, approval of amendments to the Cohu, Inc. 2005 Equity Incentive Plan and 1997 Employee Stock Purchase Plan and ratification of the appointment of the Company’s independent registered public accounting firm. Each share of Cohu’s Common Stock you own entitles you to one vote for each proposal. For the election of directors, stockholders may cumulate their votes as described below.

Methods of Voting

You may vote by mail, by telephone, over the Internet or in person at the Meeting. Your shares will be voted in accordance with the instructions you indicate. If you are a stockholder of record and return a signed proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the named nominees for director, FOR the advisory vote to approve executive compensation, FOR approval of amendments to the Cohu 2005 Equity Incentive Plan, FOR the approval of amendments to the Cohu 1997 Employee Stock Purchase Plan, FOR the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2015, and in the discretion of the proxies (as defined below) as to other matters that may properly come before the Meeting.

Voting by Mail. By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting. In this way, your shares will be voted if you are unable to attend the Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet. To vote over the Internet, please follow the instructions included on your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting. If you plan to attend the Meeting and vote in person, we will provide you with a ballot at the Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. If you wish to vote such shares at the Meeting, you will need to bring with you to the Meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Meeting. In order to do this, you must:

•	enter a new vote over the Internet, by telephone or by signing and returning another proxy card bearing a later date;

•	provide written notice of the revocation to Cohu’s Secretary; or

•	attend the Meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, March 20, 2015, must be present in order to hold the Meeting and to conduct business. Your shares are counted as being present at the Meeting if you appear in person at the Meeting or if you vote your shares over the Internet, by telephone or by submitting a properly executed proxy card. Proxies marked as abstaining on any matter and broker non-votes (as described below) will be counted as present for the purpose of determining a quorum.

Votes Required for the Proposals

For Proposal No. 1, the nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “for” the nominee for election as a director or you may “withhold” your vote. In the election of directors, stockholders may, as provided for in the Cohu Amended and Restated Certificate of Incorporation, cumulate their votes, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are normally entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit. A stockholder may not cumulate his or her votes for a candidate unless a stockholder has given notice at the Meeting (whether by proxy or in person) prior to the voting, of his or her intention to cumulate his or her votes. If any stockholder gives such notice, all stockholders may then cumulate their votes. Management of Cohu is hereby soliciting discretionary authority to cumulate votes represented by proxies if cumulative voting is invoked.

The affirmative vote of a majority of Cohu common shares cast at the Meeting, in person or by proxy, is required for approval of the advisory vote on executive compensation (Proposal No. 2), approval of amendments to the Cohu 2005 Equity Incentive Plan (Proposal No. 3), approval of amendments to the Cohu 1997 Employee Stock Purchase Plan (Proposal No. 4) and the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 5), as described herein. If you return a proxy card that withholds your vote or abstains from voting on a proposal, your shares will be counted as present for the purpose of determining a quorum, but will not be counted in the vote on that proposal.

Broker Non-Votes

Broker non-votes are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 5). Your broker will not have discretion to vote on any of the other matters, which are “non-routine” matters, absent direction from you. Accordingly, shares subject to a broker “non-vote” will not be considered entitled to vote with respect to proposals No. 1, No. 2, No. 3 and No. 4 and will not affect the outcome of these proposals. We encourage you to provide instructions to your broker regarding the voting of your shares.

Abstentions

Abstentions will have no effect on the election of directors (Proposal No. 1). Abstentions will be treated as being present and entitled to vote on the approval of the advisory vote on executive compensation (Proposal No. 2) the approval of amendments to the Cohu 2005 Equity Incentive Plan (Proposal No. 3), the amendments to the Cohu 1997 Employee Stock Purchase Plan (Proposal No. 4) and the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 5) and, therefore, will have the effect of votes against these proposals.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Such information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the Meeting and will be posted shortly after the Meeting on our website at www.cohu.com. Voting results will also be published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days of the Meeting. After the reports are filed, you may obtain a copy by:

•	visiting our website at www.cohu.com;

•	contacting our Investor Relations department at 858-848-8100; or

•	viewing our Form 8-K on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

Cohu will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Cohu’s officers, directors and regular employees will not receive additional compensation for such proxy solicitation services. Cohu has not engaged an outside solicitor in connection with this proxy solicitation. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

********************************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2015

This proxy statement and Cohu’s Fiscal Year 2014 Annual Report are both available at www.proxydocs.com/cohu.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Cohu Amended and Restated Certificate of Incorporation divides the directors into three classes whose terms expire at successive annual meetings over a period of three years. One class of directors is elected for a term of three years at each annual meeting with the remaining directors continuing in office. At the Meeting, three Class 2 directors are to be elected for a term expiring in 2018. The shares represented by proxies in the accompanying form will be voted by the proxy holders for the election of the nominees named below. In the event the election of directors is to be by cumulative voting, the proxy holders will vote the shares represented by proxies in such proportions as the proxy holders see fit. Should the nominee decline or become unable to accept nomination or election, which is not anticipated, the proxies will be voted for such substitute nominee as may be designated by a majority of the Board of Directors. There is no family relationship between the nominees, other directors or any of Cohu’s Named Executive Officers.

As of the date of this proxy statement, our Board has eight directors, but will be reduced to seven members as of the time of the Meeting as a result of the retirement of Harold Harrigian. Mr. Harrigian’s term as a director will expire at the time of the Meeting, and he is not permitted to be re-nominated due to the mandatory director retirement provision of the Company’s Corporate Governance Guidelines.

The following paragraphs provide information as of the date of this proxy statement about each member of our Board, including the nominees, except for Mr. Harrigian due to his retirement. The information presented includes information the director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies on which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding the nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that each nominee should serve as a director, we also believe that our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. Each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Cohu and our Board.

Required Vote

The nominees receiving the highest number of votes cast will be elected as Director. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the nominees named below.

Directors Whose Terms Expire in 2018 (if elected) - Class 2

Name	Age	Principal Occupation	Director Since
Andrew M. Caggia	67	Retired Senior Vice President and Chief Financial Officer of Standard Microsystems Corporation (SMSC) from 2000 until his retirement in 2006. Mr. Caggia also served as a director of SMSC from 2001 until its purchase by Microchip Technology Incorporated in 2012. We believe Mr. Caggia’s qualifications to sit on our Board of Directors include his executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Caggia qualifies as an “audit committee financial expert” under SEC guidelines.	2014

Directors Whose Terms Expire in 2018 (if elected) - Class 2 (continued)

Name	Age	Principal Occupation	Director Since
Karl H. Funke	55	Retired senior executive of global IC test handler company, Multitest GmbH, from 1994 and served as Chief Executive Officer from 2001 until his retirement in 2009. Previously Mr. Funke held positions in private equity and venture capital and Mr. Funke is currently a private investor and serves on the boards of two privately held companies. We believe Mr. Funke’s qualifications to sit on our Board of Directors include his executive experience in the semiconductor equipment industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy.	2015

Luis A. Müller	45	President and Chief Executive Officer of Cohu since December 28, 2014; President of Cohu’s Semiconductor Equipment Group (“SEG”) from January 2011 to December 2014; Managing Director of Rasco GmbH from January 2009 to January 2011; Vice President of Delta Design’s High Speed Handling Group from July 2008 to January 2009; Director of Engineering at Delta Design from July 2005 to July 2008. Prior to joining Cohu Mr. Müller spent nine years at Teradyne Inc., where he held management positions in engineering and business development. We believe Mr. Müller’s qualifications to sit on our Board of Directors include his more than eighteen years of experience in the semiconductor equipment industry, knowledge of business development and strategy, corporate governance and international operations.	2014
INFORMATION CONCERNING OTHER DIRECTORS NOT STANDING FOR ELECTION Directors Whose Terms Expire in 2016 - Class 3
Name	Age	Principal Occupation	Director Since
James A. Donahue	66	Executive Chairman of Cohu since December 28, 2014; Chairman, President and Chief Executive Officer of Cohu from March 2010 to December 2014; President and Chief Executive Officer of Cohu from June 2000 to March 2010; President and Chief Operating Officer of Cohu from October, 1999 to June, 2000; President of Delta Design, Inc., a wholly owned subsidiary of Cohu from May, 1983 to December, 2010. Mr. Donahue served as a director of SMSC from 2003 until 2012. We believe Mr. Donahue’s qualifications to sit on our Board of Directors include his more than thirty years of executive experience in the semiconductor equipment industry and broad knowledge of business development and strategy, corporate governance and operations.	1999

Directors Whose Terms Expire in 2016 - Class 3 (continued)

Name	Age	Principal Occupation	Director Since
Steven J. Bilodeau	56	Retired President and Chief Executive Officer of SMSC, a semiconductor manufacturer, from 1999 until 2008. Mr. Bilodeau also served as a director of SMSC from 1999 until 2012, and as SMSC’s Chairman of the Board from 2000 until 2012. Mr. Bilodeau also previously served as a director of NuHorizons Electronic Corp, Conexant Systems, Inc. and Gennum Corporation. We believe Mr. Bilodeau’s qualifications to sit on our Board of Directors include his twenty-five years of executive experience in the high technology and semiconductor industries and his knowledge of international operations, business strategy and corporate governance. Mr. Bilodeau qualifies as an “audit committee financial expert” under SEC guidelines.	2009
Directors Whose Term Expires in 2017 - Class 1
Name	Age	Principal Occupation	Director Since
Robert L. Ciardella	62	Chief Executive Officer of AdvanJet, Inc. (AdvanJet) from June 2010 to present. AdvanJet designs and manufactures advanced micro-dispensing equipment. Mr. Ciardella is also the founder and retired President of Asymtek (a subsidiary of Nordson Corporation) from 1983 until 2006. Asymtek designs, develops, manufactures and sells semiconductor and circuit board assembly equipment. We believe Mr. Ciardella’s qualifications to sit on our Board of Directors include his more than twenty years of executive experience in the semiconductor equipment industry, including his knowledge of operations, product development and business strategy. Mr. Ciardella was appointed Lead Independent Director of the Board in March 2010 and was most recently reappointed as Lead Independent Director on May 14, 2014.	2003

William E. Bendush	66	Retired Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation (AMCC), a communications semiconductor company from 1999 to 2003. Mr. Bendush has been a Director of Microsemi Corp. since 2003 and was a Director of Conexant Systems, Inc. We believe Mr. Bendush’s qualifications to sit on our Board of Directors include his executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Bendush qualifies as an “audit committee financial expert” under SEC guidelines.	2011

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION

At last year’s Meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our Named Executive Officers as disclosed in the proxy statement for the 2014 Annual Meeting of Stockholders. At our 2014 Annual Meeting, our stockholders approved the proposal, with 59% of the votes cast voting in favor of the proposal.

While we believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our executive compensation program, our Board of Directors was concerned about the decline in support from the 2013 Say-on-Pay vote. We contacted seven of our largest shareholders, who control nearly 50% of our shares. This outreach was conducted by our CEO, CFO and our proxy advisor to obtain direct feedback on concerns they may have regarding our Say-on-Pay proposal and executive compensation programs. The main issues raised by our shareholders were our stock price performance, structure of our board of directors and governance practices. Additionally, our largest shareholder had some concerns related to the design of our long-term incentive program and specifically mentioned the desire to see a minimum of a two-year performance period for any performance awards. We engaged the independent compensation consultant, Compensia, to do a thorough review of our executive compensation programs and governance standards related to compensation. As a result, we implemented or modified a number of policies to address shareholders’ concerns and adopted market best practices. These included:

•	Increased the disclosure of Named Executive Officer incentive targets, metrics and achievement calculations in this Proxy;

•	Revised our 2015 long-term incentive plan metrics and increased the measurement period for performance-based equity grants;

•	Implemented an incentive compensation recoupment policy which applies to our CEO and CFO;

•	Added minimum vesting requirements for equity grants of restricted share units, stock options and share appreciation rights;

•	Increased the equity ownership guidelines for the CEO and directors; and

•	Documented our equity granting practices in an Equity Grant Policy.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the Named Executive Officers. This year we are again asking our stockholders to vote “FOR” the compensation of our Named Executive Officers as disclosed in this proxy statement.

Compensation Program and Philosophy

As described under the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	pay for performance;

•	to attract, motivate and retain talented executive officers;

•	to motivate progress toward Company-wide financial and personal objectives while balancing rewards for short-term and long-term performance; and

•	to align the interests of our executive officers with those of stockholders.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 28 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

Required Vote

A majority of the votes cast is required to approve Proposal No. 2. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation

For the above reasons, we are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, in a non-binding vote, the compensation of the Company’s Named Executive Officers as disclosed pursuant to the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the proxy statement relating to the Company’s 2015 Annual Meeting of Stockholders.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our Named Executive Officers, we will consider our stockholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

The Board of Directors recommends that you vote “FOR” approval, on an advisory basis, of the resolution on executive compensation.

PROPOSAL NO. 3

APPROVAL OF AMENDMENTS TO THE COHU, INC. 2005 EQUITY INCENTIVE PLAN

At the Meeting, the stockholders will be asked to approve amendments to the Cohu, Inc. 2005 Equity Incentive Plan (the “2005 Plan”). The amendments would, among other things, (i) increase the shares of stock available for issuance under the 2005 Plan by 1,500,000 and (ii) increase the number of shares that may be issued under the 2005 Plan upon the settlement of any restricted stock, restricted stock units, performance shares or performance units by 2,500,000 to 6,000,000. Our Compensation Committee and Board of Directors have already approved on April 6, 2015, subject to approval by stockholders, the proposed amendments to the 2005 Plan. The 2005 Plan is substantially unchanged since Cohu stockholders last approved amendments to the 2005 Plan at the Cohu 2012 Annual Meeting of Stockholders to increase the number of shares subject to the 2005 Plan and the number of shares that may be issued pursuant to restricted stock and performance awards.

In addition, by approving the amendment and restatement of the 2005 Plan, our stockholders are reapproving certain material terms necessary for us to continue granting performance-based awards. Performance-based awards are intended to be exempt from the $1,000,000 limit on deductions for compensation paid to certain covered employees. The material terms being reapproved by stockholders are the employees eligible to receive performance-based awards, the business criteria on which a performance goal is based, and the maximum amount of compensation that could be paid to any employee.

During the three-year period ended December 27, 2014, Cohu granted (i) options to purchase 916,992 shares of common stock, (ii) 1,489,965 restricted stock unit (“RSU”) awards and (iii) 495,304 performance stock units (“PSU”) awards to employees, directors and consultants which represented an average of approximately 6.5% of total shares outstanding during that period. Based on a comparative analysis, we believe this percentage, which is referred to as the “burn rate”, is below Cohu’s peer group comprised of semiconductor equipment companies. On March 24, 2015 Cohu granted an aggregate of 391,817 RSUs and 146,874 PSUs to employees leaving only 588,403 shares available for future grants.

The Board of Directors believes that the Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of responsibility within the Company. The Board of Directors believes that the 2005 Plan is an important factor in attracting, retaining and rewarding the high caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to enhance our growth and profitability. In addition a number of the Company’s outstanding stock options as of March 20, 2015 have exercise prices in excess of the Cohu stock price on that date and may not provide their intended incentive. The amendments to the 2005 Plan are intended to ensure that the Company will continue to have available a reasonable number of shares available to meet these goals.

Summary of the 2005 Plan

The following summary of the 2005 Plan is qualified in its entirety by the specific language of the 2005 Plan, a copy of which has been filed with the SEC and is available to any stockholder upon request.

General. The purpose of the 2005 Plan is to advance the interests of the Company by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors upon whose judgment, interest and efforts the Company’s success is dependent and to provide them with an equity interest in the success of the

Company in order to motivate superior performance. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, RSUs, performance shares, performance units, deferred stock units (“DSUs”), certain other stock-based awards and cash-based performance awards.

Authorized Shares. As of March 24, 2015, 2,268,229 stock options, 1,362,898 RSUs, 440,062 PSUs and 56,407 DSUs were outstanding leaving 588,403 shares available for grant under the 2005 Plan. The 2005 Plan share reserve also includes all of the outstanding stock options, RSUs, PSUs and DSUs the Company had previously granted (collectively the “Prior Awards”) to the extent any such Prior Award expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if any shares subject to forfeiture or repurchase are forfeited or repurchased by the Company. However, no more than three million five-hundred thousand (3,500,000) shares of this 2005 Plan reserve may be currently issued upon the exercise or settlement of any restricted stock, RSUs, performance shares or performance units. As of March 24, 2015, 2,411,086 RSU awards, 597,323 PSU awards and 56,407 DSU awards have been granted, resulting in 435,184 shares available for future awards under the 2005 Plan provided there are at least that many shares available for grant under the 2005 Plan. If the amendments are approved by the stockholders, the number of shares authorized for issuance under the 2005 Plan as of March 24, 2015 will increase by 1,500,000 and the number of shares of this 2005 Plan reserve that may be issued upon the exercise or settlement of any restricted stock, restricted stock units, performance shares or performance units will increase by 2,500,000. If any award granted under the 2005 Plan expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company, any such shares that are reacquired or subject to such a terminated award will again become available for issuance under the 2005 Plan. Upon any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure, appropriate adjustments will be made to the shares subject to the 2005 Plan, to the award grant limitations and to all outstanding awards. However, shares shall not become re-available for issuance under the 2005 Plan if they were (i) withheld or surrendered to satisfy tax withholding obligations, (ii) surrendered in payment of stock option exercise prices (either by means of a cashless exercise, attestation or actual surrender of shares) or (iii) subject to the grant of a stock appreciation right which were not issued upon settlement of the stock appreciation right.

Administration. The 2005 Plan is administered by the Compensation Committee of the Board of Directors duly appointed to administer the 2005 Plan, or, in the absence of such committee, by the Board of Directors. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code (“Code”), administration must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this summary, the term “Committee” will refer to either such duly appointed committee or the Board of Directors). Subject to the provisions of the 2005 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m), amend, cancel, renew, or grant a new award in substitution for, any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. However, the 2005 Plan forbids, without stockholder approval, the repricing of any outstanding stock option and/or stock appreciation right. In addition, the 2005 Plan forbids any restricted stock award to be granted, or subsequently amended to provide, for (1) any acceleration of vesting for any reason other than upon a “Change in Control”, as defined, or after a participant’s death or disability and (2) vesting of one hundred percent (100%) of any such award prior to the passage of three years of service (unless the award will vest after satisfying specified performance measurements). The 2005 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2005 Plan. The Committee will interpret the 2005 Plan and awards granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the 2005 Plan or any award.

Eligibility. Awards may be granted to employees, directors and consultants of the Company or any present or future parent or subsidiary corporations of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of March 24, 2015, the Company had approximately 1,600 employees, including seven Named Executive Officers and seven independent directors who are eligible under the 2005 Plan.

Stock Options. Each option granted under the 2005 Plan must be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2005 Plan. The exercise price of each option may not be less than the fair market value of a share of Cohu Common Stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent

Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. On March 24, 2015, the closing price of the Company’s Common Stock on the NASDAQ Global Select Market was $11.37 per share. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company options which in the aggregate are for more than five hundred thousand (500,000) shares, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a stock option for the purchase of up to an additional two hundred and fifty thousand (250,000) shares.

The 2005 Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the option, to the extent legally permitted, by tender of shares of Common Stock owned by the optionee having a fair market value not less than the exercise price, by such other lawful consideration as approved by the Committee, or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the optionee’s surrender of a portion of the option shares to the Company.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the 2005 Plan is ten years, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years. The Committee will specify in each written option agreement, and solely in its discretion, the period of post-termination exercise applicable to each option.

Generally, stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. However, a nonstatutory stock option may be assigned or transferred to the extent permitted by the Committee in its sole discretion.

Stock Appreciation Rights. Each stock appreciation right granted under the 2005 Plan must be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2005 Plan.

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Company Common Stock between the date of grant of the award and the date of its exercise. The Company may pay the appreciation either in cash or in shares of Common Stock. The Committee may grant stock appreciation rights under the 2005 Plan in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the Committee. The maximum term of any stock appreciation right granted under the 2005 Plan is ten years. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company stock appreciation rights which in the aggregate are for more than five hundred thousand (500,000) shares, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a stock appreciation right for the purchase of up to an additional two hundred and fifty thousand (250,000) shares.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant.

Restricted Stock Awards. The Committee may grant restricted stock awards under the 2005 Plan in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the Company. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company more than two hundred thousand (200,000) shares of restricted stock on which the restrictions are based on performance criteria, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a restricted stock award of up to an additional one hundred thousand (100,000) shares.

Restricted Stock Units. The Committee may grant restricted stock units (“RSUs”) under the 2005 Plan which represent a right to receive shares of Common Stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of RSUs or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Committee may grant RSU awards subject to the attainment of performance goals similar to those described below in connection with performance shares and performance units, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. The minimum vesting period for RSUs is a period of one (1) year. Participants have no voting rights or rights to receive cash dividends with respect to RSU awards until shares of Common Stock are issued in settlement of such awards. Non-employee directors who elect to defer settlement of their RSU shares are eligible to receive cash dividends on those deferred vested shares. However, the Committee may grant RSUs that entitle their holders to receive dividend equivalents, which are rights to receive additional RSUs for a number of shares whose value is equal to any cash dividends we pay. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company more than two hundred thousand (200,000) RSUs on which the restrictions are based on performance criteria, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a restricted stock award of up to an additional one hundred thousand (100,000) shares.

Performance Awards. The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares, performance units or cash-based performance bonuses. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of Common Stock and a dollar amount per unit which may be determined by the Committee. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of Common Stock (including shares of restricted stock) or any combination thereof. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, for each fiscal year of the Company contained in the applicable performance period, no employee may be granted performance shares that could result in the employee receiving more than one hundred thousand (100,000) shares of Common Stock or performance units that could result in the employee receiving more than one million dollars ($1,000,000). A participant may receive only one performance award with respect to any performance period.

Any participant selected by the Committee may be granted one or more performance-based awards in the form of a cash bonus payable upon the attainment of performance goals that are established by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such performance bonus award paid to a participant will be based upon objectively determinable bonus formulas established in accordance with the 2005 Plan. No participant may be paid a performance cash bonus which is greater than $1,000,000 during any fiscal year of the Company.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each parent and subsidiary corporation consolidated therewith for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee.

The Committee, in its discretion, may base performance goals on one or more, or a combination of any, of the following or other similar items (including ones based on or derived from them), as determined by the Committee: (i) sales; (ii) gross margin; (iii) operating margin; (iv) operating income or net operating income; (v) pre-tax profit; (vi) earnings before any one or more of the following: stock-based compensation expense, interest, taxes and depreciation; (vii) net income or net operating income; (viii) cash flow, free cash flow, or operating cash flow; (ix) expenses or operating expenses; (x) the market price of the Stock, including how it performs compared to other companies or indexes; (xi) total stockholder return (xii) earnings per share; (xiii) return on stockholder equity; (xiv) return on capital or investment; (xv) return on assets or net assets; (xvi) economic value added; (xvii) number of customers or new customers; (xviii) market share; (xix) return on investment; (xx) profit after tax; (xxi) customer satisfaction; (xxii) business divestitures and acquisitions; (xxiii) supplier awards from significant customers; (xxiv) new product development or introduction; (xxv) product costs; (xxvi) operational efficiencies; (xxvii) balance sheet turnover; (xxviii) project implementation; (xxix) working capital and (xxx) contribution margin.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The

Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to the participant on the basis of the performance goals attained. However, no such reduction may increase the amount paid to any other participant. In its discretion, the Committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the Company’s Common Stock. Performance award payments may be made in lump sum or in installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death, disability or retirement prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2005 Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Stock Awards. The 2005 Plan provides that certain participants who are executives or members of a select group of highly compensated employees may elect to receive, in lieu of payment in cash or stock of all or any portion of such participant’s cash and/or stock compensation, an award of deferred stock units. A participant electing to receive deferred stock units will be granted automatically, on the effective date of such deferral election, an award (a “Deferred Stock Unit Award”) for a number of stock units equal to the amount of the deferred compensation divided by an amount equal to the fair market value of a share of our Common Stock as quoted by the national or regional securities exchange or market system on which the Common Stock is listed on the date of grant. A stock unit is an unfunded bookkeeping entry representing a right to receive one share of our Common Stock in accordance with the terms and conditions of the Deferred Stock Unit Award. Participants are not required to pay any additional cash consideration in connection with the settlement of a Deferred Stock Unit Award. A participant’s compensation not paid in the form of a Deferred Stock Unit Award will be paid in cash in accordance with the Company’s normal payment procedures.

Each Deferred Stock Unit Award will be evidenced by a written agreement between the Company and the participant specifying the number of stock units subject to the award and the other terms and conditions of the Deferred Stock Unit Award, consistent with the requirements of the 2005 Plan. Deferred Stock Unit Awards are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of Common Stock equal to the number of stock units subject to the award on a date set forth in the participant’s written agreement in accordance with the terms of the 2005 Plan at the time of his or her election to receive the Deferred Stock Unit Award. A holder of a stock unit has no voting rights or other rights as a stockholder until shares of Common Stock are issued to the participant in settlement of the stock unit. However, participants holding stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of Common Stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined by the fair market value of a share of Common Stock on the dividend payment date. Prior to settlement, no Deferred Stock Unit Award may be assigned or transferred other than by will or the laws of descent and distribution.

Other Stock-Based Awards. The Committee may also grant one or more awards not specifically identified by the terms of the 2005 Plan that would provide a participant with either: (i) a share of stock; (ii) the right to purchase a share of stock; (iii) has a value derived from a share of stock; or (iv) an exercise or conversion privilege related to a share of stock. Other stock-based awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, and any such award may not be transferred by the participant until vested.

Change in Control. The 2005 Plan defines a “Change in Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of the voting securities of the Company, its successor or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume all outstanding awards or substitute new awards having an equivalent value.

In the event of a Change in Control in which the outstanding stock options and stock appreciation rights are not assumed or replaced, then all unexercisable, unvested or unpaid portions of such outstanding awards will become immediately exercisable, vested and payable in full immediately prior to the date of the Change in Control.

Any award not assumed, replaced or exercised prior to the Change in Control will terminate. The 2005 Plan authorizes the Committee, in its discretion, to provide for different treatment of any award, as may be specified in such award’s written agreement, which may provide for acceleration of the vesting or settlement of any award, or provide for longer periods of exercisability, upon a Change in Control.

Termination or Amendment. The 2005 Plan will continue in effect until the first to occur of (i) its termination by the Board or (ii) the date on which all shares available for issuance under the 2005 Plan have been issued and all restrictions on such shares under the terms of the 2005 Plan and the agreements evidencing awards granted under the 2005 Plan have lapsed. However, all incentive stock options granted, if at all, must be granted within ten (10) years from the date the 2005 Plan was adopted by the Board. The Board may terminate or amend the 2005 Plan at any time, provided that no amendment may be made without stockholder approval if the Board deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which the Common Stock of the Company is then listed. No termination or amendment may affect any outstanding award unless expressly provided by the Board, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule.

Summary of U.S. Federal Income Tax Consequences

The following is only a summary of the United States federal income tax consequences to participants in the 2005 Plan and does not purport to be complete. Interested parties and participants should refer to the applicable provisions of the Code. The summary does not address other taxes such as state and local income taxes, federal and state estate, inheritance and gift taxes and foreign taxes. Each participant should consult his or her own tax advisor concerning the tax consequences of the 2005 Plan.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the determination date (see discussion under “Nonstatutory Stock Options” below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Nonstatutory Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Indexed Stock Options. Options not designated or qualifying as incentive stock options, or as an indexed stock option, will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes.

The “determination date” is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to the Company’s right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to

Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our Common Stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Units Awards. A participant generally will recognize no income upon the grant of a performance share, performance units, and cash-based performance bonuses or RSUs award. Upon the settlement and/or payment of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Nonstatutory Stock Options”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Stock Unit Awards. A participant generally will recognize no income upon the grant of a Deferred Stock Unit Award. Upon the settlement of such an award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of any unrestricted shares of our Common Stock received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Other Stock-Based Awards. A participant generally will recognize income with respect to any other stock-based award at the time and in the manner required by the applicable provisions of the Code and such taxation will depend upon the specifics of any such award. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Historical Plan Benefits

Awards Granted to Certain Individuals and Groups. The number of options or other awards (if any) that an individual may receive under the 2005 Plan is at the discretion of the Compensation Committee and therefore cannot be determined in advance. Our executive officers are eligible to receive awards under the 2005 Plan and, accordingly, our executive officers have an interest in this proposal. The following table sets forth the total number of shares of the Company’s common stock subject to options or other awards (if any) granted under the 2005 Plan to the listed persons and groups during the fiscal year ended December 27, 2014 and the weighted average per share exercise price of any such options. Target annual incentives under the cash-based performance bonus plan for our Named Executive Officers are reported in the “2014 Grants of Plan-Based Awards Table” included on page 49. Actual amounts received under our annual bonus program will depend on who participates in the program, actual performance measured against the attainment of pre-established performance goals and the Compensation Committee’s discretion to adjust such amounts.

Options and Stock Units Granted to Certain Individuals and Groups

During the Fiscal Year Ended December 27, 2014

Name and Position	Number of Options Granted (1)	Weighted Average Per Share Exercise Price of Options ($) (1)	Number of Shares of Stock Awards Granted

James A. Donahue Chairman, President and Chief Executive Officer of Cohu, Inc	—	—	109,090

Jeffrey D. Jones Vice President, Finance and Chief Financial Officer	—	—	43,180

Hock W. Chiang Vice President, Global Sales & Service – SEG	—	—	21,818

Samer Kabbani President Delta Design Systems	—	—	22,726

James G. McFarlane President, Delta Design Kit Operations	—	—	21,818

Luis A. Müller President, Cohu Semiconductor Equipment Group	—	—	70,454

Peter F. Portmann Vice President, Global Operations – SEG	—	—	22,000

All Current Executive Officers, as a Group (7 Persons)	—	—	311,086

All Current Non-Employee Directors who are not Executive Officers, as a Group (7 Persons)	10,000	12.58	40,800

All Other Employees, Including all Current Officers who are not Executive Officers, as a Group	—	—	394,067

(1)	All options were granted with an exercise price equal to 100 percent of the fair market value on the date of grant.

Required Vote

A majority of the votes cast is required to approve Proposal No. 3. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors believes that the proposed amendments to the 2005 Plan are in the best interests of the Company and its stockholders for the reasons stated above. Therefore, the Board recommends a vote “FOR” approval of the amendments to the 2005 Plan.

PROPOSAL NO. 4

APPROVAL OF AMENDMENTS TO THE COHU 1997 EMPLOYEE STOCK PURCHASE PLAN

The Cohu Board of Directors has approved and recommended for adoption amendments to the Cohu 1997 Employee Stock Purchase Plan (the “Purchase Plan”). The amendments, if approved by Cohu’s stockholders, will provide, among other things, that the number of shares that may be issued under the Purchase Plan be increased by 750,000 shares from 1,900,000 to 2,650,000. If the amendments are not approved by the stockholders the share reserve will remain at 1,900,000.

As of March 20, 2015, a total of 1,716,409 shares of Cohu Common Stock have been issued under the Purchase Plan, and only 183,591 shares are available for future issuances. The Purchase Plan is otherwise substantially unchanged since Cohu stockholders approved certain amendments to the Purchase Plan at the Cohu 2011 Annual Meeting of Stockholders. We believe strongly that approval of the amendments to the Purchase Plan are essential to our continued success. Our employees are our most valuable assets. The Purchase Plan is vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we must compete. The purchase of stock is also crucial to our ability to motivate employees to achieve Cohu’s long-term goals and provides a source of capital.

Summary of the Purchase Plan

The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which has been filed with the SEC and is available to any stockholder upon request.

Purpose. The Board of Directors believes that the recruitment and retention of qualified personnel are essential to the Company’s continued growth and success and that an incentive plan such as the Purchase Plan is necessary for the Company to remain competitive in its compensation practices. The majority of high technology companies have purchase plans similar to the Purchase Plan described herein. The Purchase Plan provides employees the opportunity to purchase Common Stock of Cohu at a discount from market through payroll deductions.

Administration. The Purchase Plan is administered by the Compensation Committee of the Board of Cohu. Such committee has full authority to adopt such rules and procedures as it may deem necessary for proper plan administration and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by Cohu without charge to participants.

Eligibility and Participation. Any regular employee, including officers, who is employed by Cohu (or any of its majority-owned subsidiaries) for more than 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan provided that the employee is employed on the first day of an offering period and subject to certain limitations imposed by the Code. As of March 20, 2015, approximately 1,600 employees were eligible to participate in the Purchase Plan. Eligible employees become participants in the Purchase Plan by delivering to Cohu a subscription agreement authorizing payroll deductions prior to the applicable offering date, or at such other time as may be determined by the Compensation Committee with respect to a given offering. By executing a subscription agreement to participate in the Purchase Plan, each employee is in effect granted an option to purchase shares of Cohu’s Common Stock. No employee shall be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting stock of all classes of stock of Cohu nor shall any employee be granted an option that would permit such employee to purchase stock under the Purchase Plan at a rate that exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) for each calendar year in which such option is outstanding at any time.

Offering Periods. The Purchase Plan is implemented in a series of successive offering periods each with a duration of six months. Offering periods commence each November 1 and May 1. Shares are purchased on the last business day of each offering period. The Board of Directors may alter the duration of the offering periods without stockholder approval.

Purchase Price. The price per share at which shares are purchased under the Purchase Plan is equal to the lower of (i) 85% of the fair market value of the Common Stock on the date of commencement of the offering period and (ii) 85% of the fair market value of the Common Stock on the last day of the offering period. The fair market value of the Common Stock on any relevant date will be deemed to equal the closing price on such date on the NASDAQ Global Select Market. On March 24, 2015, the closing price of the Company’s Common Stock on the NASDAQ Global Select Market was $11.37 per share.

Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 10% of a participant’s eligible compensation, which is defined in the Purchase Plan to include regular straight-time salary, exclusive of any payments for overtime, bonuses, commissions or incentive compensation. Each participant’s right to purchase shares during an offering period is limited to the lesser of (i) the number of shares arrived at by dividing Twelve Thousand Five Hundred Dollars ($12,500) by the fair market value of a share of stock on the offering date or (ii) 3,000 shares. Payroll deductions commence on the first payday following the commencement date of the offering and continue until the end of the offering period unless sooner terminated as provided for in the Purchase Plan. All payroll deductions are credited to the participant’s account under the Purchase Plan and are deposited with the general funds of Cohu and until shares are purchased under the Purchase Plan such funds may be used by Cohu for any corporate purpose.

Withdrawal. A participant’s interest in a given offering may be terminated in whole, but not in part, by signing and delivering to Cohu a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable six-month offering period and will result in a refund of all payroll deductions for that offering period. Any withdrawal by the participant of accumulated payroll deductions for a given offering automatically terminates the participant’s interest in that offering. A participant who ceases to be an eligible employee receives a refund of their payroll deductions for the offering period in which such loss of eligibility status occurs. No interest is paid on such refunds.

Shares Reserved for Issuance; Capital Changes. Currently, a maximum of 1,900,000 shares of Cohu’s Common Stock may be issued under the Purchase Plan. If the amendment is approved by the stockholders, the number of shares authorized for issuance under the Purchase Plan will increase by 750,000 to 2,650,000. In the event any change is made in the capitalization of the Company, such as stock splits or stock dividends, which results in an increase or decrease in the number of shares of Common Stock outstanding, appropriate adjustments will be made by Cohu in the shares subject to purchase and in the purchase price per share. In the event Cohu is acquired by merger or asset sale during an offering period, all outstanding purchase options shall be assumed or an equivalent option shall be substituted by the successor corporation. If the successor corporation does not agree to assume the option or to substitute an equivalent option, the Board shall provide for the optionee to have the right to exercise the option immediately prior to the acquisition.

Nonassignability. No rights or accumulated payroll deductions of an employee under the Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by Cohu as an election to withdraw from the Purchase Plan.

Amendment and Termination. The Purchase Plan will continue in effect until the first to occur of (i) its termination by the Board of Directors, (ii) the date on which all shares available for issuance under the Purchase Plan have been issued or (iii) the date on which all outstanding purchase options are exercised in connection with an acquisition of Cohu. The Board of Directors may at any time amend or terminate the Purchase Plan, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the Purchase Plan without the prior approval of the stockholders of Cohu if such amendment would increase the number of shares reserved under the Purchase Plan, permit payroll deductions in excess of 10% of the participant’s compensation, materially modify the eligibility requirements or materially increase the benefits which may accrue under the Purchase Plan.

Summary of U.S. Federal Income Tax Consequences

The following is only a summary of the United States federal income tax consequences to participants in the Purchase Plan and does not purport to be complete. Interested parties and participants should refer to the applicable provisions of the Code. The summary does not address other taxes such as state and local income taxes, federal and state estate, inheritance and gift taxes and foreign taxes. Each participant should consult his or her own tax advisor concerning the tax consequences of the Purchase Plan.

The Purchase Plan is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or when shares are purchased. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares have been held by the participant for more than two years after the first day of the offering period in which the shares were acquired and more than one year after the purchase date of the shares then the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares, or (ii) 15% of the fair market value of the shares on the first day of the offering period, will be treated as ordinary income, and any further gain upon such disposition will be treated as long-term capital gain. If the shares are disposed of before the expiration of the holding periods described above, the excess of the fair market value of the shares on the last day of the offering period over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period. Cohu is not entitled to a deduction for amounts taxable to a participant, except to the extent of ordinary income reported by participants upon disposition of shares prior to the expiration of the holding periods described above.

New Plan Benefits

Because benefits under the Purchase Plan will depend on employees’ elections to participate and to purchase shares under the Purchase Plan at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees. Non-employee directors are not eligible to participate in the Purchase Plan.

Required Vote

A majority of the votes cast is required to approve Proposal No. 4. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors recommends that stockholders vote “FOR” approval of the amendment to the Purchase Plan.

PROPOSAL NO. 5

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 26, 2015. Ernst & Young LLP served as Cohu’s independent registered public accounting firm for the fiscal year ended December 27, 2014 and also provided certain tax services. See “Principal Accounting Fees and Services” on page 27. Representatives of Ernst & Young LLP are expected to attend the Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends that the stockholders approve the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 26, 2015. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

Required Vote

A majority of the votes cast is required to approve Proposal No. 5. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 26, 2015.

BOARD OF DIRECTORS AND COMMITTEES

Director Independence

Cohu has adopted standards for director independence pursuant to NASDAQ listing standards and SEC rules. An “independent director” means a person other than an officer or employee of Cohu or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member of the director has had any direct or indirect material relationship with Cohu within the last three years.

The Board has considered relationships, transactions and/or arrangements with each of the directors, and has concluded that none of the non-employee directors has any relationships with Cohu that would impair his independence. The Board has determined that each member of the Board, other than Messrs. Donahue and Müller, is an independent director under applicable NASDAQ listing standards and SEC rules. Messrs. Donahue and Müller are employees of Cohu and, as such, they did not meet the independence standards. In addition, the Board has also determined that:

•	all directors who serve on the Audit, Compensation and Nominating and Governance committees are independent under applicable NASDAQ listing standards, Internal Revenue Code requirements and SEC rules, and

•	all members of the Audit and Compensation Committee meet the additional independence requirements as required by NASDAQ listing standards and SEC rules.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has eight directors, but will be reduced to seven members as of the time of the Meeting as a result of the retirement of Harold Harrigian. Mr. Harrigian’s term as a director will expire at the time of the Meeting, and he is not permitted to be re-nominated due to the mandatory director retirement provision of the Company’s Corporate Governance Guidelines.

Our Board has the following three committees: (1) Audit, (2) Compensation and (3) Nominating and Governance. The membership during 2014 and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on Cohu’s website at www.cohu.com/investors/corporategovernance. During 2014, the Board held eleven (11) meetings. Each director attended at least 75% of all Board and applicable committee meetings with the exception of Messrs. Caggia, Müller and Funke who were elected to the Board effective August 11, 2014, December 28, 2014 and March 9, 2015, respectively. Directors are encouraged to attend annual meetings of Cohu stockholders. All of our directors, as of May 14, 2014, attended the last annual meeting of stockholders held on that date.

The Cohu, Inc. Corporate Governance Guidelines provide that the Cohu Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors.

The table below breaks down current committee membership for each committee and each director.

Name of Director	Audit	Compensation	Nominating and Governance

Independent Directors:
William E. Bendush	Chair	X
Steven J. Bilodeau	X	Chair	Chair
Andrew M. Caggia (1)	X
Harry L. Casari (2)
Robert L. Ciardella (3)	X		X
Karl H. Funke (4)	X	X
Harold Harrigian	X		X

Other Directors:
James A. Donahue
Luis A. Müller (5)

Number of Meetings in 2014	8	14	7

(1)	Elected to the Board effective August 11, 2014.
(2)	Resigned from the Board and related committees on April 6, 2015.
(3)	Lead Independent Director.
(4)	Elected to the Board effective March 9, 2015, and was appointed to the Compensation Committee on April 6, 2015.
(5)	Elected to the Board effective December 28, 2014.

Audit Committee

Cohu has a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934, as amended. The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and approves the fees of Cohu’s independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews Cohu’s disclosure controls and procedures, internal controls, including such controls over financial reporting, information security policies and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on Cohu’s financial statements. The Audit Committee works closely with management as well as Cohu’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Cohu for, outside legal, accounting or other advisors as the Audit Committee deems necessary in order to carry out its duties.

The report of the Audit Committee is included herein on page 26 and the charter of the Audit Committee is available at www.cohu.com/investors/corporategovernance.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of Cohu’s executives and directors and, among other things, reviews and discusses the “Compensation Discussion and Analysis” with management, and produces an annual compensation committee report for inclusion in Cohu’s proxy statement; provides general oversight of Cohu’s compensation structure, including Cohu’s equity compensation plans and benefits programs; and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation, participating in the evaluation of the performance and determining the compensation of executive officers, including equity awards, in accordance with those objectives; approving employment agreements for executive officers; approving and amending Cohu’s equity and non-equity incentive compensation and related performance goals and measures and stock-related programs (subject to stockholder approval, if required); approving any changes to non-equity based benefit plans involving a material financial commitment by Cohu; recommending director compensation to the Board; monitoring director and executive stock ownership; and annually evaluating its performance and its charter.

The report of the Compensation Committee is included herein on page 47. The charter of the Compensation Committee is available at www.cohu.com/investors/corporategovernance.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become Board members and recommends to the Board candidates to be nominated for election as directors at Cohu’s annual meeting consistent with criteria the Committee deems appropriate, as approved by the Board; develops Cohu’s Corporate Governance Guidelines for approval by the Board, and reviews and recommends updates to such Guidelines, as appropriate; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; identifies best practices; and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include annual assessment of the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Compensation Committee and the Lead Independent Director, provides input to the performance evaluation of the Chairman of the Board and CEO; reviewing and recommending proposed changes to Cohu’s charter or Bylaws and Board committee charters; periodically assessing and recommending action with respect to stockholder rights plans or other stockholder protections; recommending Board committee assignments; reviewing and approving any employee director or executive officer standing for election for outside for-profit boards of directors; reviewing governance-related stockholder proposals and recommending Board responses; overseeing the evaluation of the Board and management and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members. The Chairman of the Nominating and Governance Committee receives communications directed to non-employee directors.

The charter of the Nominating and Governance Committee is available at ww.cohu.com/investors/corporategovernance.

Board Leadership Structure, Risk Oversight

Board Leadership Structure

As of the date of this proxy statement our Board is currently comprised of six independent directors and two employee directors. The number of independent directors will be reduced to five as of the time of the Meeting as a result of the retirement of Mr. Harrigian, as noted previously. Our corporate governance principles provide that the Board will fill the Chairman and Chief Executive Officer positions based upon the Board’s view of what is in Cohu’s best interests at any point in time and do not prevent our Chief Executive Officer from also serving as our Chairman of the Board. Our Board evaluates its leadership structure and elects the Chairman and the Chief Executive Officer based on the criteria it deems to be appropriate and in the best interests of the Company and its stockholders, given the circumstances at the time of such election. While we have in the past had one person serve as Chairman of the Board and Chief Executive Officer, the positions are currently held by separate individuals. On December 28, 2014, Luis A. Müller commenced his service as our Chief Executive Officer and James A. Donahue, who retired from that position on December 27, 2014, continues to serve as our Executive Chairman of the Board (and continues to serve as an employee of the Company as Executive Chairman).

Separating the positions of chief executive officer and executive chairman of the Board allows our chief executive officer to focus on the day-to-day operations and strategy of our business, while allowing the executive chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Given his long tenure with and status within Cohu, our Board believes Mr. Donahue possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing Cohu and we believe he is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Our Board believes that having Mr. Müller serve as Cohu’s Chief Executive Officer and Mr. Donahue serve as Executive Chairman, in combination with Mr. Ciardella’s service as Lead Independent Director, is in the best interests of Cohu and its stockholders.

The Cohu, Inc. Corporate Governance Guidelines provide that the Cohu Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year.

The specific responsibilities of the Lead Independent Director include presiding at executive sessions of directors and at board meetings where the Chairman is not present, calling meetings of Independent Directors, serving as a liaison between the independent directors and the Executive Chairman and CEO and performing such other duties and responsibilities as the Board may determine.

Risk Oversight

Our Board oversees our risk management process. The Board focuses on general risk management strategy, the most significant risks facing Cohu, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. Cohu’s management is responsible for day-to-day risk management. This responsibility includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

Cohu, Inc.

12367 Crosthwaite Circle

Poway, CA 92064-6817

In addition, the Bylaws of Cohu permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with Cohu’s Bylaws, see “Stockholder Proposals – 2016 Annual Meeting” on page 57.

Director Qualifications

Cohu’s Corporate Governance Guidelines are available at www.cohu.com/investors/corporategovernance and contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee for a position on Cohu’s Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Cohu values and standards. They should have relevant experience at the policy-making level in business, government, education, technology and/or public interest. They should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom, based on their experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. Each director will seek to represent the diverse interests of all stockholders.

Identifying and Evaluating Nominees for Directors

Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Governance Committee also considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. While we do not have a formal diversity policy, the Board believes it is important for the Board to have diversity of knowledge base, professional experience and skills, and the Board and Nominating and Governance Committee takes these qualities into account when considering director nominees.

Executive Sessions

Executive sessions of independent directors, without management present, are held at least three times a year. The sessions may be scheduled or held on an impromptu basis, and are chaired by the Lead Independent Director or in the absence of the Lead Independent Director the Chairman of the Nominating and Governance Committee or another independent director. Any independent director can request that an additional executive session be initiated or scheduled.

Communications with the Board

Individuals may communicate with the Board, including the non-employee directors, by submitting an e-mail to Cohu’s Board at corp@cohu.com or by sending a letter to the Cohu Board of Directors, c/o Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817.

Compensation of Directors

Cash Compensation

Directors who are employees of Cohu do not receive any additional compensation for their services as directors. During fiscal 2014, non-employee directors received an annual retainer, and Board committee Chairs and members received annual fees, all paid quarterly, as set forth below.

Annual Retainer:
Lead Independent Director	$50,000
Other Directors	$40,000

Annual Fees for Committee Chairs:
Audit Committee	$16,000
Compensation Committee	$10,000
Nominating and Governance Committee	$8,000

Annual Fees for Other Committee Members:
Audit Committee	$8,000
Compensation Committee	$5,000
Nominating and Governance Committee	$4,000

In addition to the retainers and fees noted above, non-employee directors are reimbursed for out-of-town travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

Under the terms and conditions of the Cohu, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) members of the Board may make an annual irrevocable election to defer receipt of all or a portion of their cash-based non-employee director fees (including, as applicable, any annual retainer fee, committee fee and any other compensation payable with respect to their service as a member of the Board). In the event that a director makes such an election, the Company will grant deferred stock units in lieu of cash, with an initial value equal to the deferred cash, which will be settled at a future date through the issuance of Cohu common stock.

Equity Compensation

Non-employee directors participate in the 2005 Plan that provides for grants of non-qualified stock options or other forms of equity compensation to non-employee directors, as authorized by the Board. Cohu’s stock ownership guidelines provide that independent and non-employee directors should accumulate, over the three-year period commencing with their appointment or a new guideline being approved, a minimum number of shares of Cohu stock with a value equal to three times the director’s annual cash retainer and should not sell any Cohu shares until these ownership guidelines are met and once met subsequent sales, if any, should not reduce their Cohu stock ownership below these minimum guideline amounts.

On September 11, 2013, the Compensation Committee, after examination of market data, including an analysis prepared by the compensation consulting firm Compensia, decided that no adjustments were necessary to the current equity compensation for non-employee directors. The current equity compensation for non-employee directors is:

Initial appointment to the Board:
10,000	Stock Options
3,300	Restricted Stock Units (RSUs)

Annual grants:
7,500	Restricted Stock Units (RSUs)

Each RSU represents a contingent right to receive one share of Cohu Common Stock upon vesting. The exercise price for all options granted to non-employee directors is 100% of the fair market value of the shares on the grant date. Assuming continued service on the Board, the stock options and RSUs granted to non-employee directors upon their initial appointment to the Board will vest and become exercisable or shares are issued, as the case may be, in three equal annual installments beginning one year after the date of grant. The annual option and RSU awards vest and become exercisable or shares are issued, as applicable, upon the one-year anniversary of the award. Exercisability of some or all options or RSUs may be accelerated upon a change in control, as defined in the 2005 Plan. The options expire no later than ten years after the date of grant.

On May 14, 2014, 7,500 RSUs were awarded to each of Messrs. Bendush, Bilodeau, Casari, Ciardella and Harrigian. On August 11, 2014 and March 9, 2015 stock options to purchase 10,000 shares of Cohu Common Stock and 3,300 RSUs were awarded to each of Messrs. Caggia and Funke, respectively, upon their election to the Board. The stock options vest and become exercisable over three years after the grant date, have an exercise price of $12.58 and $10.98 per share, respectively, the fair market value of Cohu Common Stock on the date of grant, and expire ten years from the grant date. Cohu will issue to each recipient, assuming continued service as a director, shares of Cohu Common Stock at the end of the required RSU vesting period.

Medical Benefits

Certain Cohu directors who are retired officers of Cohu and certain other retired Cohu officers and their spouses receive medical benefits consisting of reimbursement of health insurance premiums and other medical costs not covered by insurance. These benefits are not offered to other retired Cohu employees.

2014 DIRECTOR COMPENSATION

The following table provides information on compensation for Cohu’s non-employee directors for fiscal 2014.

	Fees Earned or Paid in Cash		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Name	Paid in Cash ($)	Deferred in Form of Stock Units ($) (1)
William E. Bendush	61,000	—	75,326	—	—	—	—	136,326
Steven J. Bilodeau	—	64,125	75,326	—	—	—	—	139,451
Andrew M. Caggia	18,000	—	39,210	43,933	—	—		101,143
Harry L. Casari (4)	54,875	—	75,326	—	—	—	—	130,201
Robert L. Ciardella	62,000	—	75,326	—	—	—	—	137,326
Karl H. Funke (5)	—	—	—	—	—	—	—	—
Harold Harrigian	52,000	—	75,326	—	—	—	—	127,326

(1)	The amounts in this column represent the dollar amount of retainers and fees deferred under the 2005 Plan, at the election of the Director, of 0%, 50% or 100% of such Director’s annual retainers and fees. The deferred amount is credited in the form of deferred stock unit (“DSU”) awards and ultimately payable in shares of Cohu common stock, if the Director ceases to be a Director for any reason, or upon the occurrence of a change in control of Cohu. As of December 27, 2014, Messrs. Bilodeau and Ciardella had 35,022 and 2,681 DSUs, respectively.
(2)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of RSUs granted in fiscal 2014. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 27, 2014 filed with the SEC. The derived grant date fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full. As of December 27, 2014, Messrs. Bendush, Bilodeau, Casari, Ciardella and Harrigian each had 7,500 RSUs outstanding, Mr. Caggia had 3,300 RSUs outstanding.
(3)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of option awards granted in fiscal 2014 The assumptions used to calculate the grant date fair value of the option awards are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 27, 2014 filed with the SEC. The derived grant fair value for the stock options is recognized, for financial statement purposes, over the number of days of service required for the option to vest in full. As of December 27, 2014, Messrs. Bendush, Bilodeau, Caggia, Casari, Ciardella and Harrigian had options to purchase 10,000, 20,000, 10,000, 35,000, 35,000 and 35,000 shares of Cohu Common Stock outstanding, respectively.
(4)	Mr. Casari resigned from the Board on April 6, 2015.
(5)	Mr. Funke was elected to the Board effective March 9, 2015 and did not earn any compensation in fiscal 2014.

CORPORATE GOVERNANCE

Cohu has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, selection of new directors and director independence. The Guidelines are available, along with other important corporate governance materials, on our website at www.cohu.com/investors/corporategovernance. As the operation of the Board is a dynamic process, the Board regularly reviews new or changing legal and regulatory requirements, evolving best practices and other developments, and the Board may modify the Guidelines, as appropriate, from time to time.

CODE OF BUSINESS CONDUCT AND ETHICS

Cohu has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all of Cohu’s directors and employees including its principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct, among other things, is designed to promote:

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely and understandable disclosure in reports and documents that Cohu files with, or submits to, the SEC and in other public communications made by Cohu;

3.	Compliance with applicable governmental laws, rules and regulations;

4.	The prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct; and

5.	Accountability for adherence to the Code of Conduct.

The Code of Conduct is available at www.cohu.com/investors/corporategovernance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Cohu’s Common Stock as of February 18, 2015 by (i) each stockholder who has reported or is known by Cohu to have beneficial ownership of more than 5% of our common stock; (ii) each director of Cohu; (iii) each Named Executive Officer included in the “2014 Summary Compensation Table”; and (iv) all directors and executive officers as a group.

Name and address of beneficial owner	Beneficially owned common stock		Common stock equivalents (1)	Total	Percent of class (2)
Franklin Resources, Inc. (3)	2,557,600		—	2,557,600	9.95%
One Franklin Parkway, San Mateo, CA 94403
DePrince, Race & Zollo, Inc. (4)	2,445,383		—	2,445,383	9.51%
250 Park Ave South, Winter Park, FL 32789
BlackRock, Inc. (5)	2,321,662		—	2,321,662	9.03%
40 East 52nd Street, New York, NY 10022
Dimensional Fund Advisors LP (6)	2,003,407		—	2,003,407	7.79%
6300 Bee Cave Road, Austin, TX 78746
T. Rowe Price Associates, Inc. (7)	1,755,250		—	1,755,250	6.83%
100 E. Pratt Street, Baltimore, MD 21202

William E. Bendush	13,200		10,000	23,200	*
Steven J. Bilodeau	55,822	(8)	20,000	75,822	*
Andrew M. Caggia	—		—	—	*
Harry L. Casari	34,600		35,000	69,600	*
Hock W. Chiang	6,038		23,422	29,460	*
Robert L. Ciardella	35,681	(9)	35,000	70,681	*
James A. Donahue	172,745	(10)	517,431	690,176	2.63%
Karl H. Funke	1,000		—	1,000	*
Harold Harrigian	20,608		35,000	55,608	*
Jeffrey D. Jones	23,300		115,807	139,107	*
Samer Kabbani	21,568		143,493	165,061	*
James G. McFarlane	39,177		118,088	157,265	*
Luis A. Müller	39,250		177,652	216,902	*
Peter F. Portmann	3,000		15,000	18,000	*
All directors and executive officers as a group (14 persons)	465,989		1,245,893	1,711,882	6.35%

*	Less than 1%
(1)	Shares issuable upon exercise of stock options held by directors and executive officers that were exercisable on or within 60 days of February 18, 2015.
(2)	Computed on the basis of 25,702,989 shares of Cohu Common Stock outstanding as of February 18, 2015, plus, with respect to each person holding options to purchase Cohu Common Stock exercisable within 60 days of February 18, 2015, the number of shares of Cohu Common Stock issuable upon exercise thereof.
(3)	According to Schedule 13G filed with the SEC on February 9, 2015, Franklin Resources, Inc. reported that Franklin Advisory Services, LLC had sole voting and dispositive power with respect to 2,396,600 and 2,557,600 shares, respectively, and no shared voting or dispositive power with respect to these shares.
(4)	According to Schedule 13G filed with the Securities SEC on February 6, 2015, DePrince, Race & Zollo, Inc. reported that it had sole voting and dispositive power with respect to 1,908,986 and 2,445,383 shares, respectively, and no shared voting or dispositive power with respect to these shares.
(5)	According to Schedule 13G filed with the SEC on January 15, 2015, BlackRock, Inc. reported that its affiliated companies collectively had sole voting and dispositive power with respect to 2,254,041 and 2,321,662 shares, respectively, and no shared voting or dispositive power with respect to these shares.
(6)	According to Schedule 13G filed with the SEC on February 5, 2015, Dimensional Fund Advisors LP reported that it had sole voting and dispositive power with respect to 1,927,262 and 2,003,407 shares, respectively, and no shared voting or dispositive power with respect to these shares.
(7)	According to Schedule 13G filed with the SEC on February 10, 2015, T. Rowe Price Associates, Inc. reported that its affiliated companies collectively had sole voting and dispositive power with respect to 1,743,950 and 1,755,250 shares, respectively, and no shared voting or dispositive power with respect to these shares.
(8)	Includes 35,022 deferred stock unit awards issued pursuant to the 2005 Plan.
(9)	Includes 2,681 deferred stock unit awards issued pursuant to the 2005 Plan.
(10)	Includes 18,736 deferred stock unit awards issued pursuant to the 2005 Plan.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that Cohu specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition

The Audit Committee of the Board of Directors is composed of six independent directors, as defined in the NASDAQ listing standards, and operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are William E. Bendush (Chairman), Steven J. Bilodeau, Andrew M. Caggia, Robert L. Ciardella, Karl H. Funke and Harold Harrigian.

Responsibilities

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and risk assessment and risk management. The Audit Committee manages Cohu’s relationship with its independent registered public accounting firm (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from Cohu for such advice and assistance.

Cohu’s management has primary responsibility for preparing Cohu’s financial statements and Cohu’s financial reporting process. Cohu’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on (i) the conformity of Cohu’s audited financial statements with accounting principles generally accepted in the United States, and (ii) the effectiveness of Cohu’s internal control over financial reporting.

Review with Management and Independent Registered Public Accounting Firm

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cohu’s Annual Report on Form 10-K for the year ended December 27, 2014 and Cohu’s effectiveness of internal control over financial reporting, together and separately, with management and the independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed pursuant to standards of the Public Company Accounting Oversight Board.

Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP any relationships that may impact their objectivity and independence, and satisfied itself as to Ernst & Young’s independence.

Summary

Based upon the Audit Committee’s discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management, and the reports of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in Cohu’s Annual Report on Form 10-K for the year ended December 27, 2014, for filing with the SEC.

The Audit Committee appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2015 and recommends to stockholders that they ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2015.

This report is submitted by the Audit Committee.

William E. Bendush (Chairman)        Steven J. Bilodeau        Andrew M. Caggia

Robert L. Ciardella        Karl H. Funke        Harold Harrigian

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table shows the fees billed to Cohu for the audit and other services provided by Ernst & Young LLP for the years ended December 27, 2014 and December 28, 2013.

(in thousands)	2014	2013
Audit Fees (1)	$1,817	$1,702
Audit-Related Fees (2)	—	—
Tax Fees:
Tax Compliance (3)	36	43
Tax Planning and Advice	19	51

	55	94
All Other Fees	—	—

Total	$1,872	$1,796

The Audit Committee has established pre-approval policies and procedures concerning the engagement of Cohu’s independent registered public accounting firm to perform any services. These policies require that all services rendered by Cohu’s independent registered public accounting firm be pre-approved by the Audit Committee within specified, budgeted fee amounts. In addition to the approval of all audit fees in 2014 and 2013, 100% of the non-audit fees were pre-approved by the Audit Committee.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by Cohu’s independent registered public accounting firm with associated fees up to a maximum of $10,000 for any one such service, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

(1)	Audit fees represent fees for professional services provided in connection with the audit of Cohu’s financial statements and review of Cohu’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. In addition, audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of Cohu’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-related fees include accounting consultation services related to business acquisitions and divestitures and other attestation services.
(3)	Tax compliance fees consisted primarily of assistance with (i) review or preparation of Cohu’s federal, state and foreign tax returns and (ii) tax return examinations.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2014 compensation program for our Chief Executive Officer, Chief Financial Officer, and the next three most highly-compensated executive officers of the Company at the end of our fiscal year 2014. In addition, information is provided for two officers that served as the most highly-compensated executive officers during a part of our fiscal year 2014. These individuals were:

•	James A. Donahue, President and Chief Executive Officer (our “CEO”);

•	Jeffrey D. Jones, Vice President, Finance and Chief Financial Officer;

•	Hock W. Chiang, Vice President, Global Sales and Service, Cohu Semiconductor Equipment Group (“SEG”);

•	Samer Kabbani, President, Delta Design Systems;

•	James G. McFarlane, President, Delta Design Kit Operations;

•	Luis A. Müller, President, Cohu SEG; and

•	Peter Portmann, Vice President, Global Operations, Cohu SEG.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “Named Executive Officers”. At the March 25, 2014 meeting of the Cohu Board of Directors, it was determined that the President, Delta Design Systems and President, Delta Design Kit Operations roles were no longer deemed to be executive officer positions. On April 6, 2015, the titles for Mr. Kabbani and Mr. McFarlane were changed to Vice President and General Manager, Delta Design and Vice President and General Manager, Integrated Test Solutions (ITS), respectively.

Specifically, this Compensation Discussion and Analysis provides an overview of our philosophy and principles that govern our executive compensation program, how we applied those principles in compensating our executive officers for 2014, and how we use our executive compensation program to drive performance. In addition, we explain how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation policies and decisions involving the Named Executive Officers during 2014.

Significant Management Changes during 2014

On October 7, 2014, Mr. Donahue advised our Board of Directors of his desire to retire as our President and Chief Executive Officer at the end of the 2014 fiscal year. At that time, our Board of Directors appointed Mr. Müller as our President and Chief Executive Officer, effective as of December 28, 2014, the first day of fiscal 2015. Mr. Donahue continues to serve as Executive Chairman of our Board of Directors.

Executive Summary

2014 Business Highlights

A strong handler market in 2014 and effective execution of strategic priorities led to significant improvement in financial performance. Sales were up 44% to $333.3 million, an all-time record, and non-GAAP operating income improved by approximately $52 million from 2013. Our semiconductor equipment businesses recorded a sales increase of 48% year over year, validating our strategy to capitalize on cross-selling synergies and gain share with new products in growing markets. We launched several new products, had considerable market success with our proprietary thermal sub-systems and made substantial progress towards transitioning manufacturing capability to our Asia operations.

During 2014, we recorded the following financial results:

•	Revenues were $333.3 million, compared to $231.6 million in 2013;

•	Non-GAAP operating income was $31.9 million, compared to a non-GAAP operating loss of $20.0 million for 2013;

•	Non-GAAP earnings per share of $1.02, compared to a loss per share of $0.78 in 2013; and

•	Successfully divested of the Electronics Division of Cohu in June 2014.

2014 Executive Compensation Actions

In line with our performance and compensation objectives, the Compensation Committee approved, the following compensation actions for our executive officers, including the Named Executive Officers, for 2014:

•	Made merit adjustments to the base salaries of several of our executive officers. The base salary of our CEO was maintained at its 2013 level;

•	Paid annual cash incentive bonuses ranging from 112% to 132% of target, including an annual cash incentive bonus of 120% of target to our CEO;

•	Granted long-term incentive compensation in the form of time-based RSU awards for shares of the Company’s common stock and PSU awards for shares of the Company’s common stock tied to achieving sales and profit goals for 2014 and total shareholder return relative to a pre-selected peer group for the period of 2014 through 2015, with each award vehicle equally weighted;

•	Executed an employment agreement with our new President and Chief Executive Officer, Mr. Müller, which became effective December 28, 2014;

•	Established a compensation package with Mr. Donahue as our new Executive Chairman, which became effective December 28, 2014; and

Pay for Performance

The Board of Directors believes that the executive compensation for 2014 is reasonable and appropriate, is justified by the performance of the Company, and carefully balances both time and performance based compensation elements. The following chart illustrates the performance based elements of target compensation for our CEO for fiscal year 2014.

The compensation of executive officers over the last five years demonstrates the alignment between pay and performance. The variable cash compensation for the Named Executive Officers in 2013, 2012, 2011, 2010 and 2009 varied from 0% to 105% of target based on Company performance.

•	In 2010 and 2011, due to the Company’s solid profitability and achievement of strategic business goals, most executive officers received at or close to their target variable cash compensation payout.

•	In 2009, 2012 and 2013 the Company’s sales were impacted by our industry’s cyclicality and the global macroeconomic environment. While our Named Executive Officers continued to deliver on their strategic objectives, we incurred losses in each year. During these three years, Named Executive Officers received variable cash compensation ranging from 0% to 63% of their targets.

While the past five years indicate that the program effectively rewards executive officers when there is superior performance by the Company and appropriately adjusts compensation downward in the case of less-than-superior performance, the Board will continue to review the executive compensation program and its mix of short- and long-term business goals to ensure it reflects the correct balance between short-term financial performance and long-term shareholder return. For example, in March, 2014, the Compensation Committee changed the long-term performance criteria for performance-based restricted stock units to a relative total shareholder return formula. This formula is described in detail in the “Long-Term Incentive Compensation” of this proxy statement.

2014 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company’s short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2014:

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

•	Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its 2014 compensation and governance reviews. This consultant performed no consulting or other services for the Company.

•	Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

•	Annual Compensation-Related Risk Review. The Compensation Committee conducts an annual review of our compensation-related risk profile to ensure that compensation practices are not reasonably likely to have a material adverse effect on the Company.

•	Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders;

•	No Retirement Plans. We do not currently offer, nor do we have plans to provide, defined benefit pension arrangements or retirement plans for our executive officers except for those that participate in the Ismeca Europe Semiconductor BVG Pension Plan that is provided to all eligible employees in Switzerland;

•	Limited Perquisites. We provide minimal perquisites and other personal benefits to our executive officers;

•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits;

•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;

•	“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid);

•	Performance-Based Incentives. We use performance-based short-term and long-term incentives;

•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;

•	Hedging and Pledging Prohibited. We prohibit our employees and directors from hedging or pledging any Company securities; and

•	Stock Ownership Policy. We maintain a stock ownership policy for our executive officers which require each of them to beneficially own a specified number of shares of our common stock.

2014 Stockholder Advisory Vote on Executive Compensation

At our 2014 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the 2013 compensation of the Named Executive Officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2013 compensation of the Named Executive Officers with approximately 59% of the votes cast in favor of the proposal.

While we believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our executive compensation program, our Board of Directors was concerned about the decline in support from the 2013 Say-on-Pay vote. We contacted seven of our largest shareholders, who control nearly 50% of our shares. This outreach was conducted by our CEO, CFO and our proxy advisor to obtain direct feedback on concerns they may have regarding our Say-on-Pay proposal and executive compensation programs. The main issues raised by our shareholders were our stock price performance, the structure of our board of directors and governance practices. Additionally, our largest shareholder had some concerns related to the design of our long-term incentive program and specifically mentioned the desire to see a minimum of a two year performance period for any performance awards. We engaged an independent compensation consultant, Compensia, to do a thorough review of our executive compensation programs and governance standards related to compensation. As a result, we implemented or modified a number of policies to address shareholders’ concerns and adopted market best practices. These included:

•	Increased the disclosure of Named Executive Officer incentive targets, metrics and achievement calculations in this Proxy;

•	Increased the disclosure of Named Executive Officer incentive targets, metrics and achievement calculations in this Proxy;

•	Revised our 2015 long-term incentive plan metrics and increased the measurement period for performance-based equity grants;

•	Implemented an incentive compensation recoupment policy which applies to our CEO and CFO;

•	Added minimum vesting requirements for equity grants of restricted share units, stock options and share appreciation rights;

•	Increased the equity ownership guidelines for the CEO and directors; and

•	Documented our equity granting practices in an Equity Grant Policy.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the Named Executive Officers.

Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of the Named Executive Officers (commonly known as a “Say-When-on-Pay” vote) conducted at our 2011 Annual Meeting of Stockholders, our Board of Directors determined that we will hold our Say-on-Pay votes on an annual basis. Accordingly, following the Annual Meeting of Stockholders to which this proxy statement relates, the next stockholder advisory vote on the compensation of the Named Executive Officers will take place in 2016.

Compensation Philosophy

Our executive compensation program is intended to meet three principal objectives:

•	Attract, reward, and retain our executive officers;

•	Motivate these individuals to achieve our short-term and long-term corporate goals that enhance stockholder value; and

•	Support our core values and culture by promoting internal equity and external competitiveness.

To meet these objectives, we have adopted the following overarching policies:

•	We pay compensation that is competitive with the practices of other leading semiconductor equipment and similar technology companies; and

•	We pay for performance by:

•	providing a short-term incentive opportunity that is based on challenging financial and individual performance objectives for our executive officers; and

•	providing long-term incentive opportunities in the form of a combination of RSU awards, PSU awards, and/or stock options that enable us to motivate and retain those executive officers with the leadership abilities necessary to create sustainable long-term value for our stockholders.

These policies guide the Compensation Committee in determining the proper allocation between current cash compensation and short and long-term incentive compensation. Other considerations include our business objectives, our fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and applicable regulatory requirements.

Compensation-Setting Process

Role of the Compensation Committee

Our executive compensation program is designed and overseen by the Compensation Committee, which is comprised entirely of independent directors, as determined in accordance with the rules of the SEC and the listing standards of the NASDAQ. The Compensation Committee conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our short-term business plan and long-term strategy. The Compensation Committee also reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our executive compensation program to our Board of Directors.

The Compensation Committee reviews our executive compensation program on an annual basis, including each of the elements of compensation provided under the program (other than deferred compensation and 401(k) benefits, which are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of our executive officers’ compensation arrangements). In determining the overall compensation arrangements for our executive officers, including the Named Executive Officers, as well as the level of each specific element of compensation, the Compensation Committee takes into consideration a number of factors, including the following:

•	The recommendations of our CEO (except with respect to his own compensation) as described below;

•	Our corporate growth and other elements of financial performance;

•	The individual performance of the executive officer, including his achievement against his management objectives;

•	A review of the relevant competitive market data, as described below;

•	The skill set, prior experience, and tenure of the executive officer;

•	The role and responsibilities of the executive officer;

•	The past and expected future contribution of the executive officer;

•	Internal pay consistency for similar positions or skill levels within the Company; and

•	External pressures to attract and retain talent and overall market conditions.

The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making these recommendations.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at cohu.com in the Investor Information section.

Role of Management

On occasion, the Compensation Committee meets with our President and Chief Executive Officer and/or our other executive officers to obtain information and recommendations with respect to our executive compensation program, policies, and practices, as well as the compensation arrangements of our executive officers. In 2014, the Compensation Committee met with Mr. Donahue, our then-CEO, who made recommendations to the Compensation Committee on the base salary, target annual cash incentive award opportunities, and long-term incentive compensation for our executive officers, including the Named Executive Officers (except with respect to his own compensation). In formulating these recommendations, our CEO used, among other things, competitive market data. The Compensation Committee considers, but is not bound by and does not always accept, these recommendations with respect to executive compensation. In recent years, the Compensation Committee has changed several of our CEO’s compensation proposals and periodically seeks input from its compensation consultant or data from other independent sources prior to making its decisions.

In 2014, our CEO attended some of the Compensation Committee’s meetings, but the Compensation Committee also held regular executive sessions not attended by any members of management or non-independent members of our Board of Directors. The Compensation Committee discussed our CEO’s compensation package with him, but made its decisions with respect to his compensation without him present.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of the executive officers, including the Named Executive Officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Compensation Committee has authorized our CEO to make base salary adjustments and short-term cash incentive award decisions for all employees other than the executive officers, including the Named Executive Officers.

Role of Compensation Consultant

The Compensation Committee has the authority to engage independent advisors to assist in carrying out its responsibilities. In 2014, the Compensation Committee engaged Compensia, a national compensation consulting firm, to advise and assist it on various aspects of executive and director compensation, including base salaries, annual and long-term incentive compensation.

It has been the Compensation Committee’s practice to have Compensia prepare a comprehensive executive compensation analysis in alternating years, and update this analysis in interim years only if warranted by changing conditions. Compensia last prepared a full executive compensation analysis in July 2013, and in 2014 did not update this analysis. In addition, the Compensation Committee directed Compensia to report on trends in executive compensation policies and practices, governance, and to conduct a compensation-related risk assessment of our compensation programs in 2014.

Compensia reports directly to the Compensation Committee, although one or more of its consultants met with management for purposes of gathering information on the compensation proposals that management submitted to the Compensation Committee. The Compensation Committee may replace Compensia or hire additional advisors at any time. Compensia does not provide any other services to the Company and receives compensation only with respect to the services provided to the Compensation Committee.

The Compensation Committee has considered the independence of Compensia in light of the rules of the SEC and the listing standards of NASDAQ. Based on these rules and standards, the Compensation Committee has concluded that the work performed by Compensia did not raise any conflict of interest.

Competitive Positioning

In arriving at its compensation decisions for our executive officers, including the Named Executive Officers, for 2014, the Compensation Committee considered competitive market data and an analysis prepared by Compensia. This analysis was based on a review of the compensation practices of a select group of peer companies which was approved by the Compensation Committee with input from management. In selecting companies for the compensation peer group, the Compensation Committee identified companies in the semiconductor equipment industry that were comparable to us on the basis of revenues, market capitalization, and scope of operations, and which the Compensation Committee believed compete with us for executive talent.

For 2014, the compensation peer group consisted of the following companies:

Advanced Energy Industries	Nanometrics
ATMI	Photronics
Axcelis Technologies	Rudolph Technologies
Brooks Automation	Tessera Technologies
Cabot Microelectronics	Ultra Clean Holdings
Electro Scientific Industries	Ultratech
FormFactor	Xcerra
Kulicke & Soffa

Generally, data on the compensation practices of the companies in the compensation peer group was gathered by Compensia from publicly-available sources, including publicly available databases. Peer company data is gathered with respect to base salary, target annual bonus opportunities, equity awards (including stock options, restricted stock awards, RSU awards, PSU awards), and long-term cash-based awards. In addition, similar data was gathered from the Radford High-Technology Executive Compensation survey (July 2013) for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points.

Compensation Elements

Our executive compensation program consists of six principal elements:

•	base salary;

•	annual incentive bonus opportunities;

•	long-term incentive compensation in the form of equity awards;

•	deferred compensation benefits;

•	welfare and health benefits, including a Section 401(k) plan; and

•	perquisites and other personal benefits.

The Compensation Committee has selected these elements because each is considered necessary and/or appropriate to meet one or more of our compensation objectives. For example, base salary and target annual incentive bonus opportunities are set with the goal of attracting talented executive officers and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform. Our long-term incentive compensation awards are aimed at providing an incentive and reward for the achievement of long-term business objectives and satisfying our retention goals. The Compensation Committee believes that these compensation elements, when combined, are effective, and will continue to be effective, in achieving our compensation objectives.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain experienced executive officers. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the management team.

The Compensation Committee reviews the base salaries of our executive officers, including the Named Executive Officers, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In January 2014, the Compensation Committee reviewed the base salaries of our executive officers, including the Named Executive Officers, taking into consideration a competitive market analysis prepared by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Following this review, the Compensation Committee determined, to make merit adjustments to maintain the competitiveness of certain executive officers’ base salaries. In the case of our CEO, the Compensation Committee decided to maintain his base salary at his 2013 levels as it remained competitive with our peers.

Effective February 3, 2014, the annual base salaries of the Named Executive Officers for 2014 were as follows:

Named Executive Officer	2013 Base Salary	2014 Base Salary	Percentage Change
Mr. Donahue	$525,000	$525,000	—
Mr. Jones	$255,000	$275,000	7.8%
Mr. Chiang (1)	$206,200	$206,200	—
Mr. Kabbani	$260,000	$260,000	—
Mr. McFarlane	$237,000	$237,000	—
Mr. Müller	$360,000	$375,000	4.2%
Mr. Portmann (1)	$224,500	$235,725	5.0%

(1)	Mr. Chiang is paid in Singapore Dollars and Mr. Portmann is paid in Swiss Francs and the salary rates above have been converted to US Dollars for comparative purposes.

The base salaries of the Named Executive Officers during 2014 are set forth in the “2014 Summary Compensation Table” below.

Effective December 28, 2014 Mr. Müller was appointed CEO with an annual base salary of $410,000 and Mr. Donahue was appointed Executive Chairman with an annual base salary of $210,000 which reflects a reduced time commitment required by his new role. In March, 2015 the Compensation Committee, based on the recommendation of Mr. Müller and a review of market salary data, approved base salary increases for executive officers including Named Executive Officers. Effective March 30, 2015, the annual base salaries of the Named Executive Officers are as follows:

Named Executive Officer	2014 Base Salary	2015 Base Salary	Percentage Change
Mr. Donahue	$525,000	$210,000	-60.0%
Mr. Jones	$275,000	$285,000	3.6%
Mr. Chiang (1)	$206,200	$204,000	4.4%
Mr. Müller	$375,000	$410,000	9.3%
Mr. Portmann (1)	$235,725	$233,100	4.4%

(1)	Mr. Chiang is paid in Singapore Dollars and Mr. Portmann is paid in Swiss Francs. Their salary increase percentage was applied to their salaries in local currencies and the year over year change in US Dollars as reflected above is impacted by the foreign exchange rates in effect at the time of the change.

Annual Incentive Bonuses

Each year, the Compensation Committee approves an annual management incentive plan for our executive officers, including the Named Executive Officers, to encourage and award their achievement of our financial and operational objectives as set forth in our annual operating plan. Under this annual management incentive plan, the Compensation Committee establishes a bonus formula that is applied to the actual level of achievement for each of the designated performance measures. The bonus formula is based on the anticipated difficulty and relative importance of achieving the target level for each respective performance measure. Accordingly, the actual bonuses paid, if any, for any given year will vary depending on our actual performance.

To support our retention objectives, typically the annual management incentive plan provides that an executive officer must be an employee when any performance bonus for the year is paid. Further, to comply with the “performance-based compensation” exception to Section 162(m) of the Internal Revenue Code (the “Code”), the annual management incentive plan provides that the Compensation Committee has the discretion to decrease, but not increase, any bonuses paid under the plan, even if the applicable performance objectives have been achieved. Historically, bonuses have been payable in cash unless an executive officer elects to defer all or part of his bonus into the Cohu, Inc. Deferred Compensation Plan.

On March 25, 2014, the Compensation Committee adopted the annual management incentive plan for 2014 (the “2014 MIP”). The 2014 MIP was adopted pursuant to the Cohu, Inc. 2005 Equity Incentive Plan (the “2005 Plan”).

Target Bonus Opportunities

For purposes of the 2014 MIP, our CEO made recommendations to the Compensation Committee with respect to target bonus opportunities (expressed as a percentage of base salary) for each of our executive officers, including the Named Executive Officers (except with respect to his own target bonus opportunity). The target bonus opportunities approved by the Compensation Committee for the Named Executive Officers, and the range of the potential bonus, as a percentage of base salary, were as follows:

Named Executive Officer	Target Annual Cash Incentive Opportunity	Range of Possible 2014 Incentive Awards
Mr. Donahue	100%	0% - 125.0%
Mr. Jones	60%	0% - 80.0%
Mr. Chiang	60%	0% - 82.5%
Mr. Kabbani	55%	0% - 73.3%
Mr. McFarlane	50%	0% - 66.7%
Mr. Müller	75%	0% - 100.0%
Mr. Portmann	45%	0% - 60.0%

Performance Measures

For purposes of the annual management incentive plan, the Compensation Committee may select one or more performance measures from a range of performance measures specified in the 2005 Plan. For purposes of the 2014 MIP, the Compensation Committee selected three financial performance measures:

•	Sales;

•	Non-GAAP contribution margin; and

•	Non-GAAP operating income.

Non-GAAP financial measures adjust the Company’s 2014 actual results prepared under GAAP to exclude charges for share-based compensation, the amortization of acquired intangible assets, manufacturing transition costs, employee severance costs and goodwill and other asset impairment. Non-GAAP contribution margin is defined as non-GAAP gross margin less non-GAAP research and development expenses.

In addition, the Compensation Committee determined that each executive officer’s annual incentive bonus would be based, in part, on his individual performance as measured against one or more management objectives, which included, among other things, specific quantitative and qualitative goals in the areas of market expansion, business development, operating and financial performance, and/or new product development.

The weighting of these performance measures for purposes of the 2014 MIP for each Named Executive officer were as follows:

Named Executive Officer	Sales	Non-GAAP Contribution Margin	Non-GAAP Operating Income	Individual Management Objectives
Mr. Donahue	25%		25%	50%
Mr. Jones	33%		33%	33%
Mr. Chiang	50%		25%	25%
Mr. Kabbani	33%	33%		33%
Mr. McFarlane	33%	33%		33%
Mr. Müller	33%		33%	33%
Mr. Portmann	33%		33%	33%

The performance measures and their respective weightings were selected to reflect the principal role and responsibilities of each of our executive officers. The Compensation Committee determined that using the Cohu, Inc. consolidated results was appropriate for Messrs. Donahue and Jones given their responsibilities for the overall success of our business. For, Messrs. Kabbani and McFarlane these measures were to be applied to the results of our Delta Design business unit and for Messrs. Chiang, Müller and Portmann these measures were to be applied to our Semiconductor Equipment Group (which consists of Delta Design, Ismeca, and Rasco).

In addition, to further motivate our executive officers, the Compensation Committee determined that the following features would apply to the 2014 MIP:

•	With respect to the portion of the bonus related to the sales, non-GAAP contribution margin and non-GAAP operating income performance measures, no amount would be paid unless such sales, non-GAAP contribution margin, and non-GAAP operating income margin were at least 85%, 88%, and 70% respectively, of our target levels as reflected in our annual operating plan;

•	The threshold, target, and maximum performance and payout levels for the sales, non-GAAP contribution margin and non-GAAP operating income performance measures were to be as follows:

2014 MIP Scales for Sales, Contribution Margin and Operating Income
Performance to Sales Target	0 - <85%	85 - <100%	100 - 130%	>130%
Award Level	None	85 - <100%	100 - 150%	150%

Performance to Contribution Margin Target	0 - <88%	88 - <120%	>120%
Award Level	None	70 - <150%	150%

Performance to Operating Income Target	0 - <70%	70 - <150%	>150%
Award Level	None	70 - <150%	150%

To ensure that the annual incentive bonuses served our goal of increasing stockholder value and because the Compensation Committee wanted to pay bonuses at above target levels only upon the achievement of what it considered to be aggressive target levels, it determined that the maximum bonus amount for any executive officer would be payable only if the Company’s or business unit’s actual performance significantly exceeded our target operating results. Accordingly, if our actual results for 2014 exceeded the applicable target level for sales, non-GAAP contribution margin and non-GAAP operating income, the portion of his target bonus opportunity subject to these performance measures could be increased up to a maximum factor of 50%.

Payouts for performance between the threshold and target performance levels and between the target and maximum performance levels were to be determined on a linear basis, with an increased payout rate for sales results over target levels.

No bonus with respect to the sales performance measures would be paid if the Company reported a non-GAAP operating loss.

Finally, as provided under the 2005 Plan, no performance bonus may exceed $1 million in any fiscal year.

Individual Performance Objectives

For purposes of the 2014 MIP, the Compensation Committee selected individual performance objectives for our CEO and Mr. Jones that reflected their responsibilities for the overall management of the Company, while it chose individual performance objectives for the other Named Executive Officers that reflected the financial and strategic goals for each of the respective business units for which they had management responsibility. The Compensation Committee determined that these business unit-specific objectives were more appropriate for these Named Executive Officers as they provided a better correlation to the segment of our business over which they could make a direct impact.

Performance Measure Target Levels

With respect to the target levels for sales, non-GAAP contribution margin and non-GAAP operating income the Compensation Committee believed that, at the time the target level for each performance measure was set, these target levels would be challenging and difficult, but achievable under normal business conditions with significant effort and skill. For 2014, the Compensation Committee expected that these target levels would be difficult to achieve because they would require delivery of results in challenging market conditions, adroitly executing our business strategy, the development and acceptance by customers of new products, and successful entry into certain new markets in a highly competitive and volatile environment. In addition, our annual operating plan for 2014 reflected higher sales, non-GAAP contribution margin and non-GAAP operating income goals than in 2013

For purposes of the 2014 MIP, the target levels for Company sales, non-GAAP contribution margin and non-GAAP operating income are detailed on the following table which also summarizes the individual performance objectives for each Named Executive Officer under the 2014 MIP. The individual performance objectives indicated as “confidential” were established to achieve goals that involved strategic activities with particular parties which, if disclosed, would be detrimental to our business. These activities were determined to be challenging to achieve due to the highly competitive markets we operate within and the impact achievement of the objectives would have on our business results.

Fiscal 2014 Non-Equity Incentive Goals
Goals (as defined)	Mr. Donahue	Mr. Jones	Mr. Chiang	Mr. Kabbani	Mr. McFarlane	Mr. Müller	Mr. Portmann
Sales	$284.9 million	$284.9 million	$258.9 million	Confidential	Confidential	$258.9 million	$258.9 million
Non-GAAP Contribution Margin				Confidential	Confidential
Non-GAAP Operating Income	$19.0 million	$19.0 million	$22.9 million			$22.9 million	$22.9 million

Personal Goal #1	Confidential	Achieve balance sheet targets (DSO, inventory, days payables)	Execute sales synergies with share gains in OSAT market	Identify new organic growth opportunities for Delta products	Grow third party kits and contactor sales	Grow SEG sales with cross selling synergies and market share gains	Ramp new product production at required sales and gross margin targets

Personal Goal #2	Improve BMS financial performance	Achieve planned Opex spending reduction	Increase penetration at current LED customer plus at least one new LED customer	Increase OSAT handler share with new products	Achieve top quartile or higher on Philippine factory scorecard	Execute new product development and production ramp on time, at GM targets	Deliver on- time-delivery and inventory metrics while maintaining customer satisfaction

Personal Goal #3	Divest Cohu Electronics Division	Simplify infrastructure (entities, branches, order processing).	Confidential	Drive material cost reductions in new products	Increase customer satisfaction with localized application engineering resources	Simplify company structure and reduce costs to reach operating income targets	Meet or exceed material and labor cost reductions

Personal Goal #4	Identify director succession candidates	Confidential

Personal Goal #5	Confidential

Annual Bonus Decisions

Following the end of 2014, the Compensation Committee compared our actual financial performance to the target performance levels established for the year by the Compensation Committee, and applied the bonus formula under the 2014 MIP to this actual performance. In addition, the Compensation Committee determined that the Named Executive Officers had achieved a majority of their individual performance objectives for 2014, including those classified as “confidential.” The strong achievement scores for the confidential objectives correspond with the outstanding results achieved by Cohu in 2014.

Based on these determinations, the annual incentive bonuses paid to the Named Executive Officers for 2014 were as follows:

Actual Achievement of Fiscal 2014 Non-Equity Incentive Goals (as defined)
	Mr. Donahue	Mr. Jones	Mr. Chiang	Mr. Kabbani	Mr. McFarlane	Mr. Müller	Mr. Portmann
Sales	$333.3 million	$333.3 million	$316.6 million	confidential	confidential	$316.6 million	$316.6 million
Goal Payout %	128.3%	128.3%	137.1%	120.6%	120.6%	137.1%	137.1%

Non-GAAP Contribution Margin				confidential	confidential
Goal Payout %				124.9%	124.9%

Non-GAAP Operating Income	$31.9 million	$31.9 million	$41.4 million			$41.4 million	$41.4 million
Goal Payout %	150%	150%	150%			150%	150%

Personal Goal #1	100%	90%	100%	95%	100%	100%	90%
Personal Goal #2	100%	95%	85%	92%	95%	85%	85%
Personal Goal #3	100%	80%	90%	70%	100%	100%	100%
Personal Goal #4	100%	100%
Personal Goal #5	100%

Total Personal Goal Achievement	100%	91%	92%	86%	98%	95%	92%

Actual Amount of Fiscal 2014 Non-Equity Incentive Award
Non-Equity Incentive Award Payable	$627,753	$203,246	$152,084	$159,272	$136,943	$358,260	$126,883
% of targeted award amount	120%	123%	129%	111%	116%	127%	126%

The annual bonuses paid to the Named Executive Officers for 2014 are set forth in the “2014 Summary Compensation Table” following the Compensation Discussion and Analysis section.

Long-Term Incentive Compensation

We provide long-term incentive compensation in the form of equity awards to our executive officers, including the Named Executive Officers. These awards are intended to align the interests of our executive officers with those of our stockholders by creating an incentive for them to maximize long-term stockholder value. They are also designed to encourage our executive officers to remain employed with us despite a very competitive labor market. The Compensation Committee regularly monitors the environment in which we operate and revises our long-term incentive compensation arrangements as it determines to be necessary and appropriate to help meet goals, including increasing long-term stockholder value.

In March 2012, based in part upon a review of competitive market practices and the recommendation of its compensation consultant, the Compensation Committee determined that it was in the best interests of our stockholders to add a performance-based component to our long-term incentive compensation and approved the grant of PSU awards beginning in 2013. The Compensation Committee believes that the combination of time-based and performance-based stock unit awards provides an appropriate balance between awards of high incentive value (in the form of PSU awards which vest only if corporate performance objectives and additional service requirements are met) and awards that provide high retention value (in the form of time-based RSU awards with continued service requirements).

In March 2013, based in part upon a review of competitive market practices and the recommendation of its compensation consultant, the Compensation Committee determined that it was in the best interests of our stockholders to eliminate the use of stock options as part of the annual equity grant to executive officers. Stock options are generally not considered performance-based compensation. Additionally, RSU and PSU awards are typically a more efficient vehicle with respect to the use of our equity plan’s share reserve because fewer shares of our common stock are needed under an RSU or PSU award to achieve our incentive and retention goals than under a stock option award.

Generally, in determining the size of the equity awards granted to our executive officers, including the Named Executive Officers, the Compensation Committee takes into consideration the recommendations of our CEO (except with respect to his own equity award), competitive market data (with particular reference to the median of the competitive market), the potential accounting expense associated with the proposed awards (as compared to the companies in the compensation peer group), and the factors described above. The Compensation Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value. Further, the Compensation Committee has the discretion to determine whether awards in any given year will be made in the form of stock options, RSU awards, PSU awards, or a combination thereof.

On March 25, 2014 the Compensation Committee, based on the factors described above, approved the granting of RSU awards and PSU awards to our executive officers, including the Named Executive Officers. Stock options were not issued because PSUs provide a truer performance-based incentive and issuance of options tends to be an inefficient use of our equity plan share reserve. The Compensation Committee also determined that the total dollar value of the equity awards should be equally weighted between RSU awards and PSU awards. This weighting balances the retentive nature of RSU grants with the performance focus of the PSU grants. The equity awards granted to the Named Executive Officers in 2014 were as follows:

Named Executive Officer	Number of Shares of Restricted Stock Units Granted	Number of Shares of Performance Stock Units Granted (1)
James A. Donahue	54,545	54,545
Jeffrey D. Jones	21,590	21,590
Hock W. Chiang	10,909	10,909
Samer Kabbani	11,363	11,363
James G. McFarlane	10,909	10,909
Luis A. Müller	35,227	35,227
Peter F. Portmann	11,000	11,000

(1)	PSUs granted at the target award level.

Restricted Stock Unit Awards

Consistent with our other employee equity awards, the RSU awards granted to our executive officers in 2014 vest at the rate of 25% of the shares of our common stock subject to the awards per year.

Performance Stock Unit Awards

The PSU awards granted to our executive officers in 2014 have a one-year performance period after which the number of shares of our common stock earned, if any, is determined, subject to certain adjustments resulting from the performance of our total stockholder return (“TSR”) relative to a pre-selected comparator group over the two-year period following the date of grant. Once the number of earned shares, if any, is adjusted and the final number of earned shares is determined at the end of year two, these earned shares vest at the rate of 50% per year on the second and third anniversaries of the date of grant. The Compensation Committee felt that the addition of the two-year TSR performance element further aligned the executive officers interests with the shareholders and extended the performance period of the plan.

The applicable performance measures for the 2014 performance period, and the related threshold, target, and maximum performance levels, which were based on our 2014 annual operating plan, were as follows:

Performance Measure	Performance Level (below threshold)	Performance Level (threshold to target)	Performance Level (target to maximum)	Performance Level (above maximum)
Sales	0 - 85%	85% - < 100%	100% - 130%	>130%
Number of Shares Earned (relative to target number of shares)	None	85% - < 100%	100% - 150%	150%
Non-GAAP Operating Income	0 - < 70%	70% - <150%	>150%
Number of Shares Earned (relative to target number of shares)	None	70% - <150%	150%

The two performance measures, sales and non-GAAP operating income, were equally weighted and to be determined and earned independently. The targets and calculation formulas are detailed in the Fiscal 2014 Non-Equity Incentive Goals table found previously in the document and were selected because achieving or exceeding the targets was believed to be a strong factor in how our shareholders determine the value of the company. For purposes of the

2014 performance period, the Compensation Committee selected financial performance objectives for our CEO and Mr. Jones that reflected their responsibilities for the overall management of the Company, while it determined that the financial performance objectives for the other Named Executive be based on the Semiconductor Equipment Group.

The Compensation Committee became aware of the shareholder concerns regarding the structure of the long-term incentive plan after it had already approved and communicated the 2014 plan to the executive officers. The Committee determined that it would address the shareholder concerns in the design of the 2015 plan.

Following the end of 2014, the Compensation Committee compared our actual performance with respect to each applicable performance measure to the target performance level for the year as set by the Compensation Committee, and applied the 2014 PSU formula to this actual performance. The consolidated and Semiconductor Equipment Group sales performance in 2014 resulted in achieving a 128% and 137% payout levels respectively. With very strong earnings results both the consolidated and Semiconductor Equipment Group non-GAAP operating earnings results achieved the maximum payout level of 150%. The number of shares of our common stock earned by the Named Executive Officers with respect to their 2014 PSU awards was:

Named Executive Officer	Performance Stock Unit Award (target number of shares)	Sales (percentage achieved)	Non-GAAP Operating Income (percentage achieved)	Sales (shares earned)	Non-GAAP Operating Income (shares earned)	Total Shares Earned	Shares Earned as a Percentage of Target Number of Shares
Mr. Donahue	54,545	128.3%	150%	34,987	40,908	75,895	139.1%
Mr. Jones	21,590	128.3%	150%	13,848	16,192	30,040	139.1%
Mr. Chiang	10,909	137.1%	150%	7,480	8,181	15,661	143.6%
Mr. Kabbani	11,363	137.1%	150%	7,791	8,522	16,313	143.6%
Mr. McFarlane	10,909	137.1%	150%	7,480	8,181	15,661	143.6%
Mr. Müller	35,227	137.1%	150%	24,155	26,420	50,575	143.6%
Mr. Portmann	11,000	137.1%	150%	7,542	8,250	15,792	143.6%

At the end of 2015, the number of shares of our common stock earned as described above will be adjusted based on the TSR for the two-year period from 2014 through 2015 relative to a pre-selected comparator group using the following scale:

Cohu Relative TSR Compared to Custom Peer Group	Percentage of Shares Earned During Performance Period Awarded
Top Quartile	125%
Middle Two Quartiles	100%
Bottom Quartile	75%

For purposes of the PSU awards, the pre-selected comparator group consisted of the following companies that we felt represented competition for our shareholders’ investments. This group includes all the peer companies used for executive compensation comparisons plus nine others that provide similar products to our customers but that for various reasons such as revenue size or being located outside the US would not be valid compensation peer members:

Advanced Energy Industries	Camtek	Newport Corporation
Advantest	Cascade Microtech	Photronics
ASM Pacific	Electro Scientific Industries	Rudolph Technologies
ATMI	FormFactor	Teradyne
Axcelis Technologies	Kulicke & Soffa	Tessera Technologies
Besi	Mattson Technology	Ultra Clean Holdings
Brooks Automation	MKS Instruments	Ultratech
Cabot Microelectronics	Nanometrics	Xcerra

The equity awards granted to the Named Executive Officers in 2014 are set forth in the “2014 Summary Compensation Table” and the “2014 Grants of Plan-Based Awards Table” below.

On March 24, 2015 the Compensation Committee, based on the 2013 study prepared by Compensia, current market data and the recommendation of Mr. Müller, and in order to maintain Cohu’s outstanding equity awards for the Named Executive officers at the market level as determined by Compensia’s 2013 compensation review, approved the granting of RSUs and PSUs to our Named Executive Officers as detailed in the following table. With the exception of Messrs. Donahue and Müller, the Compensation Committee determined the total dollar value of the equity grant and applied the ratio of 50% RSUs and 50% PSUs to determine the actual number of units granted. As detailed in the “Employment Agreement” section below, Mr. Donahue’s award was granted as 100% RSUs reflecting his new role as Executive Chairman and Mr. Müller’s award was granted as 100% PSUs. Consistent with other employee equity awards, the RSUs vest at the rate of 25% per year.

Named Executive Officer	Number of Shares of Restricted Stock Units Granted	Number of Shares of Performance Stock Units Granted (1)
Luis A. Müller	—	42,656
Jeffrey D. Jones	20,888	20,888
Hock W. Chiang	10,554	10,554
James A. Donahue	41,649	—
Peter F. Portmann	10,993	10,993

(1)	PSUs granted at the target award level.

For the 2015 grants, PSUs granted to the Named Executive Officers on March 24, 2015 will be earned based on the TSR to a pre-determined peer group, which remains unchanged from the peer group listed above that was established for the 2014 PSU grants, over a two-year performance period beginning with the year of the grant, and no longer having any link to our short-term incentive compensation metrics. Delinking the performance metrics of our short and long-term incentive programs avoids over-emphasizing short-term results while providing strong incentive for executive officers to increase long-term shareholder value. Increasing the performance period from one to two years enhances the long-term nature of the program and addresses a specific concern raised by our shareholders. At the conclusion of this performance period, the number of PSUs earned will be determined based on our TSR performance in a pre-determined peer group. PSU award will range from a minimum award level of 25% of the PSU grant up to a maximum of 200% of the PSU grant. PSUs are earned in a linear manner based on TSR performance results to the peer group starting at 25th percentile up to a maximum PSU award earned with 100th percentile TSR performance. The Named Executive Officer’s targeted PSU award is earned at 57% percentile performance to the peer group. The following graph demonstrates how the 2015 final PSUs will be calculated:

Once the number of earned PSUs is determined pursuant to the applicable performance vesting conditions, the earned PSUs vest at the rate of 50% on the second and third anniversary of their grant.

Deferred Compensation Benefits and 401(k) Plan

We maintain a nonqualified deferred compensation plan, the Cohu, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), for our executive officers and other employees designated by the Compensation Committee. Under the Deferred Compensation Plan, participants may elect to voluntarily defer up to 25% of their base salary and/or up to 100% of their incentive bonus, thereby allowing them to defer taxation on such amounts.

We may match participant contributions to the Deferred Compensation Plan on up to 4% of the participant’s annual base salary in excess of the specified annual compensation limit allowed under the Code for contributions under the Section 401(k) plan. The annual limit, which is indexed, was $260,000 for 2014. Our matching contributions and any deemed investment earnings attributable to these contributions will be 100% vested when the participant has two years of service with the Company. Prior to that time, such amounts are unvested. Participant contributions and deemed investment earnings are 100% vested at all times. We have not matched any participant contributions to the Deferred Compensation Plan since 2008.

For additional information on the Deferred Compensation Plan, see “2014 Nonqualified Deferred Compensation” below.

We maintain a tax-qualified defined contribution plan, the Cohu Employees’ Retirement Plan (the “401(k) Plan”), for our executive officers and other employees. The majority of our employees, including certain of the Named Executive Officers, who are at least 21 years of age, are eligible to enroll in the 401(k) Plan. Under the 401(k) Plan, participants may contribute a percentage of their annual compensation subject to maximum annual contribution limitations. We may match participant contributions not to exceed specified annual limits. Our matching contributions are vested 10% after one year of participation, another 20% after two years, another 20% after three years, and an additional 50% after four years. If we match participant contributions, our matching contribution is at the rate of 50% of the first 6% of employee pre-tax contributions to the plan. Generally, during 2014 the maximum annual amount that any participant could contribute to the 401(k) Plan was $17,500 and our maximum matching contribution was $7,800.

Welfare and Health Benefits

In 2014, our executive officers, including the Named Executive Officers, were eligible to receive health care insurance coverage and additional benefits that are generally available to our other employees. These benefit programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance, and certain other benefits.

In accordance with agreements executed prior to 1997 with certain current and former executive officers, we pay certain health care-related costs for certain executive officers and certain retired executive officers of the Company, including insurance premiums and non-insurance covered costs, such as prescription copays and other health care costs. In 2014, we paid the entire cost of our CEO’s health care premiums and his out-of-pocket medical costs, such as prescription copays and other non-insurance covered health care costs. These medical benefits continue after retirement if certain length of service and age requirements are satisfied at the time of retirement.

The 401(k) Plan and other generally-available benefit programs allow us to remain competitive for employee talent and we believe that the availability of these programs generally enhances employee productivity and loyalty to the Company. The principal objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity, and to provide support for global workforce mobility, in full compliance with applicable legal requirements. Typically, these generally-available benefits do not specifically factor into decisions regarding an individual executive officer’s total compensation or equity awards.

Each year, we informally review our benefits programs against our peers with data provided by Mercer, our health and welfare benefits broker of record, and by Retirement Benefits Group, our independent 401(k) Plan consultant. We also evaluate the competitiveness of the 401(k) Plan against the companies in the compensation peer group, including an analysis of the dollar value to an employee and the dollar cost to the Company for the benefits under the applicable plan using a standard population of employees. We analyze changes to our benefits programs in light of the overall objectives of the programs, including the effectiveness of their incentive and retention features.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

In 2014, Cohu provided certain benefits to Mr. McFarlane related to an extended overseas assignment. This assignment was made at the request of Cohu. These benefits, that are generally customary benefits provided to other employees on such assignments, included (i) housing, transportation, moving and other living expense allowances; and (ii) assistance in preparation of tax returns and tax equalization such that Mr. McFarlane will not pay any more (or less) income tax had he not accepted the assignment.

During 2014 we provided the Named Executive Officers with automobile expense allowances as follows:

Named Executive Officer	Annual Auto Allowance ($)
Mr. Donahue	16,200
Mr. Jones	6,000
Mr. Chiang (1)	18,388
Mr. Kabbani	6,000
Mr. McFarlane	4,875
Mr. Müller	9,000

(1)	Mr. Chiang is based in Singapore which has notably higher transportation costs.

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

With the exception of Mr. Müller, we do not have an employment agreement with any of the other Named Executive Officers, except as described below under “Potential Payments Upon Termination or Change in Control”.

Employment Agreement with Mr. Müller

In connection with his appointment as our President and Chief Executive Officer on October 7, 2014, we entered into an employment agreement with Mr. Müller effective December 28, 2014. This agreement provides for “at-will” employment. Pursuant to the terms of the agreement, beginning in 2015 Mr. Müller is to receive:

•	an annual base salary of $410,000;

•	a target annual cash incentive opportunity equal to 100% of his base salary, with any actual payout subject to the achievement of certain performance objectives;

•	an equity award with a fair market value totaling $970,000 with one-half of the shares of our common stock covered by the award subject to performance-based vesting and one-half of such shares subject to time-based vesting over the four-year period commencing December 28, 2014;

•	a car allowance of $750 per month and other customary fringe benefits available to employees;

•	certain post-employment compensation payments and benefits, as described in more detail in “Potential Payments upon Termination or Change in Control” below; and

•	in the event of termination without cause or absent a change in control Mr. Müller is entitled to severance of twelve months base salary and health benefits.

The time-based equity award was granted on December 28, 2014, while the performance-based equity award was to be granted at the time of the Compensation Committee’s customary annual equity award grants to our executive officers in March 2015.

Compensation Arrangements with Mr. Donahue

As our Executive Chairman, effective December 28, 2014, Mr. Donahue is to receive:

•	a base annual salary of $210,000;

•	a target annual cash incentive opportunity equal to 100% of his base salary;

•	a time-based equity award with a fair market value of $473,560, with such award to be granted at the time of the Compensation Committee’s customary annual equity award grants to our executive officers in March 2015; and

•	continuation of all other employee benefits provided to him during his service as our CEO.

Post-Employment Compensation

With the exception of Messrs. Müller, Jones and Donahue we do not have an employment or other arrangement providing for post-employment compensation with the other Named Executive Officers. These agreements provide, under certain circumstances, for payments and benefits upon certain terminations of employment, including a termination of employment following a change in control of the Company.

The payments and benefits payable under these arrangements in the event of a change in control of the Company are subject to a “double trigger,” meaning that both a change in control of the Company and a subsequent involuntary termination of employment are required. In other words, the change in control of the Company does not by itself trigger any payments or benefits; rather, payments and benefits are paid only if the employment of Mr. Müller, Mr. Jones or Mr. Donahue is subsequently terminated without “cause” (or he resigns for “good reason”) during a specified period following the change in control. We believe that a “double trigger” arrangement maximizes stockholder value because it prevents an unintended windfall to these executive officers in the event of a change in control of the Company, while still providing them appropriate incentives to cooperate in negotiating a transaction involving a potential change in control of the Company in which they believe they may lose their jobs.

We believe providing these arrangements help us compete for and retain executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that these arrangements are generally comparable with severance packages offered to executives by the companies in the compensation peer group.

The post-employment payments and benefits which Messrs. Müller, Jones and Donahue are eligible to receive are described in more detail in “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Policy

We believe that stock ownership by our executive officers is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. The Compensation Committee has adopted a stock ownership policy that requires our executive officers to own a minimum number of shares of our common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price.

Based in part upon the feedback we received from shareholders after out 2014 Say-on-Pay vote and after review of current best practices in our industry, we revised our stock ownership policy to require a more robust level of stock ownership for our CEO. The policy now provides that, over the five-year period commencing with their appointment or employment as an executive officer, these individuals must accumulate and hold the following number of shares of our common stock:

Individual Subject to Stock Ownership Policy	Minimum Required Level of Stock Ownership
Chief Executive Officer	Three times annual base salary
All other executive officers	10,000 shares

Under our stock ownership policy, our executive officers may not sell any shares of our common stock until they have achieved their minimum level of stock ownership. Vested “phantom” and deferred but unissued shares of our common stock are included as “shares owned” for purposes of our stock ownership policy.

The Compensation Committee monitors compliance with our stock ownership policy on a periodic basis. As of December 27, 2014, each of the Named Executive Officers had satisfied his required stock ownership level.

Compensation Recovery Policy

We have adopted a formal compensation recovery (“clawback”) policy under which our Board of Directors may seek reimbursement from our CEO and CFO if, as a result of their fraud or misconduct, we restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws.

In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Equity Award Grant Policy

We grant equity awards to our executive officers under our stockholder-approved 2005 Plan. Pursuant to this plan, all stock option grants must have a per share exercise price at least equal to the fair market value of our common stock on the grant date.

Grants of equity awards to newly hired or appointed executive officers, including Named Executive Officers, will typically be made at a regularly scheduled meeting of the Compensation Committee held subsequent to the new hire or appointment date. Ongoing equity award grants to executive officers including Named Executive Officers will be approved on an annual basis at a meeting of the Compensation Committee or Board of Directors, as applicable, that is typically held in the first quarter of each fiscal year.

The Compensation Committee has not granted, nor does it intend in the future to grant, equity awards to our executive officers or any other individual in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. In addition, because our equity awards typically vest or are earned over a multi-year period, the value to recipients of any immediate increase in the price of our common stock following an award will be minimal.

Key Governance Policies Regarding Equity Grants under the 2005 Equity Incentive Plan as amended:

•	no repricing of stock options is allowed;

•	no short sales, hedging or pledging of company stock is allowed;

•	minimum vesting periods for equity grants are established;

•	ownership guidelines for executive officers and directors are required;

•	no liberal share recycling or reloading of options are allowed; and

•	the plan is not an Evergreen plan

Tax and Accounting Considerations

In designing our executive compensation program, the Compensation Committee takes into consideration the tax and accounting effects that each element of compensation will or may have on the Company and our executive officers. The Compensation Committee seeks to keep the expense associated with our executive compensation program as a whole within certain levels. When determining how to apportion between differing elements of compensation, the Compensation Committee’s goal is to meet our business objectives while maintaining cost neutrality. For example, if the Compensation Committee increases benefits under one compensation plan or arrangement resulting in higher compensation expense, it may seek to decrease costs under another plan or arrangement to avoid compensation expense that is above the desired level. As a further example, in determining whether to grant restricted stock unit awards or performance stock unit awards instead of stock options, the Compensation Committee considers the accounting impact and has tried to keep the overall equity compensation cost approximately the same as when we granted only stock options.

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer). Generally, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options or upon the vesting of performance stock unit awards granted under a stockholder-approved employee stock plan generally will be deductible as long as the options or awards, as applicable, are granted by a committee whose members are outside directors and certain other conditions are satisfied.

In determining which elements of compensation are to be paid, and how they are weighted, the Compensation Committee also takes into account whether a particular form of compensation will be considered “performance-based compensation” for purposes of Section 162(m). The 2005 Plan permits the Compensation Committee to pay compensation that is “performance-based” and, thus, fully tax deductible.

The Compensation Committee intends to seek an income tax deduction for the compensation provided to our executive officers, to the extent it determines that it is in the best interests of the Company and our stockholders to do so. The Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that do not comply with an exemption from the deduction limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A, which primarily results in negative tax consequences to our executives rather than the Company. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A. We are not obligated under any compensation plan or arrangement to prevent or minimize any negative tax consequences that may affect our executives, nor are we required to pay any “gross-up” should any such consequences arise.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any Named Executive Officer with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of the Company.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into reason in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to measure and recognize in our financial statements all share-based payment awards to employees, including stock option grants, restricted stock unit awards, and performance stock unit awards to our executive officers, under the fair value method. Our estimate of share-based compensation expense requires a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), future forfeitures and related tax effects. The assumptions used in calculating the fair value of share-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. We estimate the fair value of each share-based award on the grant date using either the Black-Scholes or the Monte Carlo simulation valuation model. Option valuation models require the input of highly subjective assumptions and changes in the assumptions used can materially affect the grant date fair value of an award. These assumptions for the Black-Scholes model include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected life of the award. The risk-free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the award as of the grant date. Expected dividends are based, primarily, on historical factors related to our common stock. Expected volatility is based on historic, weekly stock price observations of our common stock during the period immediately preceding the share-based award grant that is equal in length to the award’s expected term. We believe that historical volatility is the best estimate of future volatility. Expected life of the award is based on historical option exercise data. The Monte Carlo simulation model incorporates assumptions for the risk-free interest rate, Cohu and the selected peer group price volatility, the correlation between Cohu and the selected index, and dividend yields.

Share-based compensation expense related to restricted stock unit awards is calculated based on the market price of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting of the restricted stock unit. ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule). We record a provision for equity-based performance units outstanding based on our current assessment of achievement of the performance goals. Estimated forfeitures are required to be included as a part of the grant date expense estimate. We used historical data to estimate expected employee behaviors related to option exercises and forfeitures.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2014. Based on such review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Cohu’s proxy statement for its 2015 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee.

Steven J. Bilodeau (Chairman)        William E. Bendush        Karl H. Funke

2014 SUMMARY COMPENSATION TABLE

The following table shows compensation information for fiscal 2014 for the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6) (7)	Total ($)

James A. Donahue	2014	525,000	—	1,175,068	—	627,753	—	37,684	2,365,505
Chairman, President and Chief Executive Officer	2013	525,013	—	776,348	320,905	223,125	—	41,554	1,886,945
	2012	505,003	—	776,296	342,848	252,500	—	32,538	1,909,185

Jeffrey D. Jones	2014	273,462	—	465,116	—	203,246	—	13,443	955,267
Vice President, Finance and Chief Financial Officer	2013	255,008	40,000	300,311	124,137	45,900	—	10,125	775,481
	2012	240,011	25,000	300,299	132,627	69,592	—	10,617	778,146

Hock W. Chiang (8)	2014	206,200	—	235,014	—	152,084	—	26,221	619,519
Vice President, Global Sales & Service – SEG

Samer Kabbani	2014	260,000	—	244,794	—	157,845	—	14,068	676,707
President, Delta Design Systems	2013	260,000	—	207,217	85,651	33,367	—	9,433	595,668
	2012	250,000	—	207,205	91,508	84,534	—	10,053	643,300

James G. McFarlane	2014	237,000	—	235,014	—	135,761	—	135,752	743,527
President, Delta Design Kit Operations	2013	237,016	—	179,210	74,078	29,625	—	130,243	650,172
	2012	230,006	—	179,192	79,140	73,171	—	123,182	684,691

Luis A. Müller	2014	373,846	—	758,899	—	358,260	—	16,802	1,507,807
President, Cohu Semiconductor Equipment Group	2013	360,006	50,000	508,235	210,079	82,800	—	13,122	1,224,242
	2012	310,000	25,000	508,197	224,441	136,222	—	13,022	1,216,882

Peter F. Portmann (8)	2014	234,862	—	236,974	—	126,883	636,372	29,708	1,264,799
Vice President, Global Operations – SEG

(1)	Amounts included in this column represent discretionary cash bonuses not based on predetermined performance criteria.
(2)	Amounts shown do not reflect compensation actually received by the Named Executive Officers. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of RSUs granted in fiscal 2014, 2013 and 2012. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 27, 2014 filed with the SEC. The derived grant fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full.
(3)	Amounts shown do not reflect compensation actually received by the Named Executive Officers. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of option awards granted in fiscal 2014, 2013 and 2012. The assumptions used to calculate the grant date fair value of the option awards are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 27, 2014 filed with the SEC. The derived grant fair value for the stock options is recognized, for financial statement purposes, over the number of days of service required for the option to vest in full.
(4)	Amounts consist of performance-based incentive cash bonuses received by the Named Executive Officer earned for services rendered in fiscal 2014, 2013 and 2012. Such amounts were paid under the 2005 Plan in February of the following fiscal year.
(5)	Amounts reflect the aggregate change in the actuarial present value of each Named Executive Officer’s accumulated benefits under defined benefit plans, during each fiscal year. The amounts reported in this column vary with a number of factors, including the discount rate applied. The assumptions used to calculate the present value of Mr. Portmann’s accumulated benefit obligation are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 27, 2014, filed with the SEC.
(6)	The amounts shown in this column reflect the following for each Named Executive Officer:

(a)	Cohu’s matching contributions in fiscal 2014 under the Cohu 401(k) Plan (which is more fully described elsewhere herein under the heading “Retirement Benefits Under the 401(k) Plan, Executive Perquisites and Generally Available Benefits”).

(b)	Cohu’s contributions made to Singapore’s Central Provident Fund made on behalf of Mr. Chiang.

(c)	Cohu’s matching contributions to the Ismeca Europe Semiconductor BVG Pension Plan on behalf of Mr. Portmann totaled $29,708 in fiscal 2014.

(d)	The value attributable to life insurance benefits provided by Cohu (such amount is taxable to the recipient).

(e)	Monthly automobile expense allowance paid by Cohu (such amount is taxable to the recipient).

(f)	Payment of medical insurance premiums and non-covered medical expenses for Mr. Donahue.

Except as noted above, the amount attributable to each such perquisite or benefit for each Named Executive Officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by such Named Executive Officer.

(7)	In addition to the items noted in footnote (6) above, the amount in this column for Mr. McFarlane includes certain relocation benefits, including an estimated tax gross-up, for a foreign assignment. In fiscal 2014, these benefits included a living expense allowance of $41,250, $39,217 for a home rental and $32,000 for estimated tax equalization. In fiscal 2013, these benefits included a living expense allowance of $45,000, $39,574 for a home rental and $30,000 for estimated tax equalization. In fiscal 2012, these benefits included a living expense allowance of $41,250, $38,653 for a home rental and $28,000 for estimated tax equalization.
(8)	Mr. Chiang and Mr. Portmann became Named Executive Officers in fiscal 2014.

We have not entered into any employment agreement with any of our Named Executive Officers, with the exception of Mr. Müller, whose employment agreement is described in more detail in “Employment Agreements” above. Similarly, the material terms of stock awards granted to our Named Executive Officers in 2014 and performance-based incentive cash bonuses earned by our Named Executive Officers for 2014 are described in more detail in “Long-Term Incentive Compensation” and “Annual Incentive Bonuses,” respectively, above.

2014 GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the Named Executive Officers during fiscal 2014, which ended on December 27, 2014. The option and stock awards identified in the table below are also reported in the “Outstanding Equity Awards at December 27, 2014” table included herein. The Company did not grant any stock options to Named Executive Officers under the 2005 Plan in fiscal 2014.

								All Other	All Other
								Stock	Option	Exercise	Grant
	Estimated Future				Estimated Future			Awards:	Awards:	or Base	Date Fair
	Payouts Under Non-				Payouts Under			Number of	Number of	Price	Value of
	Equity Incentive				Equity Incentive			Shares of	Securities	of	Stock and
	Plan Awards (1)				Plan Awards (2)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#) (4)	($/sh) (4)	($) (5)

James A. Donahue	3/25/2014	—	—	—	42,272	54,545	81,818	54,545	—	—	1,175,068
	N/A	0	525,000	656,250	—	—	—	—	—	—	—

Jeffrey D. Jones	3/25/2014	—	—	—	16,732	21,590	32,385	21,590	—	—	465,116
	N/A	0	165,000	219,450	—	—	—	—	—	—	—

Hock W. Chiang	3/25/2014	—	—	—	8,454	10,909	16,364	10,909	—	—	235,014
	N/A	0	117,905	156,814	—	—	—	—	—	—	—

Samer Kabbani	3/25/2014	—	—	—	8,806	11,363	17,045	11,363	—	—	244,794
	N/A	0	143,000	190,190	—	—	—	—	—	—	—

James G. McFarlane	3/25/2014	—	—	—	8,454	10,909	16,364	10,909	—	—	235,014
	N/A	0	118,500	157,605	—	—	—	—	—	—	—

Luis A. Müller	3/25/2014	—	—	—	27,301	35,227	52,841	35,227	—	—	758,899
	N/A	0	281,250	374,063	—	—	—	—	—	—	—

Peter F. Portmann	3/25/2014	—	—	—	8,525	11,000	16,500	11,000	—	—	236,974
	N/A	0	100,485	133,645	—	—	—	—	—	—	—

(1)	Amounts shown are estimated possible payouts for fiscal 2014 under the executive incentive bonus plan. These amounts are based on the individual’s fiscal 2014 base salary amounts, and position. The maximum amount shown is 133% of the target amount for each of the Named Executive Officers with the exception of Mr. Donahue whose maximum is 125%. Actual bonuses received by the Named Executive Officers for fiscal 2014 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Amounts earned by our Named Executive Officers for performance in 2014 are based on the attainment of performance goals for both the Company and the individual Named Executive Officer, as described in more detail in “Annual Incentive Bonuses” above.
(2)

Stock awards for fiscal 2014 subject to performance conditions were valued based on the probability that performance targets will be achieved. Assuming the highest level of performance conditions are achieved, the grant date fair values for performance-based stock awards made in fiscal 2014 would be $937,629, $371,132, $187,526, $193,330, $187,526, $605,552 and $189,090

for Mr. Donahue, Mr. Jones, Mr. Chiang, Mr. Kabbani, Mr. McFarlane, Mr. Müller and Mr. Portmann, respectively. The PSU awards granted to our Named Executive Officers in 2014 have a one-year performance period after which the number of shares of our common stock earned, if any, is determined, subject to certain adjustments resulting from the performance of our total stockholder return (“TSR”) relative to a pre-selected comparator group over the two-year period following the date of grant. Once the number of earned shares, if any, is adjusted and the final number of earned shares is determined at the end of year two, these earned shares vest at the rate of 50% per year on the second and third anniversaries of the date of grant.
(3)	The amounts reflect the number of RSUs awarded to each Named Executive Officer under the 2005 Plan. RSU awards granted to our Named Executive Officers in 2014 vest at the rate of 25% of the shares of our common stock subject to the awards per year.
(4)	The Company did not grant any stock options to Named Executive Officers under the 2005 Plan in fiscal 2014.
(5)	The amounts shown above are the grant date fair value for stock awards issued in fiscal 2014. The assumptions used to calculate the grant date fair value of the awards are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 27, 2014, filed with the SEC.

OUTSTANDING EQUITY AWARDS AT DECEMBER 27, 2014

The following table shows all outstanding equity awards held by each Named Executive Officer at the end of fiscal 2014, which ended on December 27, 2014.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)

James A. Donahue	110,000	—	—	16.89	1/6/2015	153,074	1,833,827	54,545	653,449
	62,750	—	—	16.40	8/17/2016
	52,750	—	—	15.50	12/4/2017
	192,000	—	—	7.32	3/20/2019
	94,750	—	—	13.77	10/26/2020
	43,662	43,661	—	10.58	3/6/2022
	24,844	74,532	—	9.44	3/26/2023

Jeffrey D. Jones	8,750	—	—	16.40	8/17/2016	59,702	715,230	21,590	258,648
	13,750	—	—	15.50	12/4/2017
	25,000	—	—	7.32	3/20/2019
	23,750	—	—	13.77	10/26/2020
	16,890	16,890	—	10.58	3/6/2022
	9,611	28,831	—	9.44	3/26/2023

Hock W. Chiang	18,000	18,000	—	9.28	10/23/2022	6,000	71,880	10,909	130,690
	2,711	8,133	—	9.44	3/26/2023

Samer Kabbani	11,250	—	—	16.40	8/17/2016	39,847	477,367	11,363	136,129
	11,500	—	—	15.50	12/4/2017
	45,000	—	—	7.32	3/20/2019
	21,250	—	—	13.77	10/26/2020
	17,813	5,937	—	15.85	1/10/2021
	11,654	11,653	—	10.58	3/6/2022
	6,631	19,893	—	9.44	3/26/2023

James G. McFarlane	13,750	—	—	16.40	8/17/2016	33,653	403,163	10,909	130,690
	11,500	—	—	15.50	12/4/2017
	45,000	—	—	7.32	3/20/2019
	21,250	—	—	13.77	10/26/2020
	10,079	10,078	—	10.58	3/6/2022
	5,735	17,205	—	9.44	3/26/2023

Luis A. Müller	8,750	—	—	16.40	8/17/2016	102,330	1,225,913	35,227	422,019
	7,250	—	—	15.50	12/4/2017
	33,750	—	—	7.32	3/20/2019
	23,750	—	—	13.77	10/26/2020
	21,563	7,187	—	15.85	1/10/2021
	28,583	28,582	—	10.58	3/6/2022
	16,264	48,792	—	9.44	3/26/2023

Peter F. Portmann	7,500	22,500	—	10.68	1/22/2023	20,000	239,600	11,000	131,780

(1)	All stock options listed above vest at a rate of 25% per year over the first four years of the ten-year option term.

(2)	Based on a closing price of Cohu’s Common Stock of $11.98 as reported on the NASDAQ Global Select Market on December 26, 2014. RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant. PSUs granted in fiscal 2012 and 2013 vest and shares are issued in three equal annual installments beginning one year after the date of grant. PSUs granted in fiscal 2014 vest and shares are issued in two annual installments of 50% on the second and third anniversary of the date of grant.
(3)	Reflects PSUs granted under the 2014 PSU program at the target award level.
(4)	Based on a closing price of Cohu’s Common Stock of $11.98 as reported on the NASDAQ Global Select Market on December 26, 2014. RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant. PSUs granted in fiscal 2014 vest and shares are issued in two annual installments of 50% on the second and third anniversary of the date of grant.

2014 OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise and all stock awards vested and the value realized upon vesting by the Named Executive Officers during fiscal 2014 which ended on December 27, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting ($) (2)	Value Realized on Vesting ($) (3)
James A. Donahue	—	—	40,819	416,642
Jeffrey D. Jones	25,000	114,500	15,645	166,305
Hock W. Chiang	—	—	5,038	54,494
Samer Kabbani	—	—	16,009	110,268
James G. McFarlane	—	—	12,221	129,926
Luis A. Müller	—	—	31,661	335,349
Peter F. Portmann	—	—	3,000	32,250

(1)	Based on the difference between the market price of Cohu’s common stock on the date of exercise and the exercise price, multiplied by the number of shares for which the option was exercised.
(2)	Number of shares acquired on vesting is before reduction for shares withheld to cover tax withholding. Cohu withheld the following number of shares for tax withholding: Mr. Donahue, 16,187 shares; Mr. Jones, 6,149 shares; Mr. Kabbani, 8,483 shares; Mr. McFarlane, 4,975 shares and Mr. Müller, 12,722 shares. No shares were withheld for taxes for Mr. Chiang or Mr. Portmann.
(3)	The value realized equals the number of units that vested multiplied by the per-share closing price of Cohu’s Common Stock on the vesting date. Amounts presented are gross amounts before required tax withholding.

FISCAL 2014 PENSION BENEFITS TABLE

As summarized in the Compensation Discussion and Analysis above, the Company maintains defined benefit plans for many of its employees located outside the U.S. including the Ismeca Europe Semiconductor BVG Pension Plan (“the Swiss Plan”) that is provided to all eligible employees in Switzerland. Only one of the Company’s Named Executive Officers, Mr. Portmann, participates in any of the defined benefit programs that Cohu maintains. The following table sets forth the present value of the accumulated pension benefits that Mr. Portmann is eligible to receive under the Swiss Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit at at Last Fiscal Year-End ($) (1)	Payments During last Fiscal Year ($)

Peter F. Portmann	Ismeca Europe Semiconductor BVG Pension Plan	N/A	2,074,041	—

(1)	The assumptions used to calculate the present value of Mr. Portmann’s accumulated benefit obligation are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 27, 2014, filed with the SEC.

2014 NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan, as summarized in the Compensation Discussion and Analysis above, permits eligible participants to defer compensation from salary and bonuses. The Deferred Compensation Plan limits the amount of participant deferrals to 25% of salary and 100% of bonuses. Cohu also makes matching contributions as summarized in the Compensation Discussion and Analysis.

Participant and employer contributions, distributions and deemed investment earnings and losses are accumulated in individual deferral investment accounts as established by the Deferred Compensation Plan. The deemed investment gains or losses credited to a participant’s account are based on investment elections made by the participant from prescribed mutual fund investment options. The table below shows the current investment options selected by participants in the Deferred Compensation plan and the annual rate of return for fiscal 2014, as reported by the administrator of the Deferred Compensation Plan.

Name of Fund	Rate of Return (%)
Barclays Aggregate Bond Index Portfolio	3.83
Fidelity VIP Equity-Income	8.43

Participants may elect to receive payment of their deferral account in ten or fifteen annual installments upon retirement and in lump sum or five, ten or fifteen annual installments upon disability, death, termination or change in control, as defined in the Deferred Compensation Plan.

The following table shows certain information for fiscal 2014 for the Named Executive Officers under the Deferred Compensation Plan.

Name	Executive Contributions In Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (3)

James A. Donahue	—	—	107,073	—	2,218,086

Jeffrey D. Jones	—	—	—	—	—

Hock W. Chiang	—	—	—	—	—

Samer Kabbani	—	—	—	—	—

James G. McFarlane	—	—	—	—	—

Luis A. Müller	—	—	—	—	—

Peter F. Portmann	—	—	—	—	—

(1)	Neither Cohu nor any participant made any contributions in fiscal 2014.
(2)	Aggregate earnings reflect the net gains and losses on mutual fund investment options as provided for under the Cohu Deferred Compensation Plan. These amounts are not included in the 2014 Summary Compensation Table as such amounts are not deemed above-market or preferential earnings.
(3)	The aggregate balance is included in accrued compensation and benefits in the Cohu December 27, 2014 Consolidated Balance Sheet included in the 2014 Cohu Annual Report on Form 10-K.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to equity awards under Cohu’s equity compensation plans at December 27, 2014 (in thousands, except per share amounts):

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options, warrants and rights (b) (2)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (3)
Equity compensation plans approved by security holders	3,795	$11.67	1,176
Equity compensation plans not approved by security holders	—	—	—

	3,795	$11.67	1,176

(1)	Includes options, restricted stock units (RSUs) and performance stock units (PSUs) outstanding under Cohu’s equity incentive plans, as no stock warrants or other rights were outstanding as of December 27, 2014.
(2)	The weighted average exercise price of outstanding options, warrants and rights does not take RSUs and PSUs into account as RSUs and PSUs have a de minimus purchase price.
(3)	Includes 183,591 shares of common stock reserved for future issuance under the Cohu 1997 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation Committee’s members have, at any time, been an officer or employee of Cohu. During fiscal 2014, no member of the Compensation Committee had any relationship with Cohu requiring disclosure under Item 404 of Regulation S-K. None of Cohu’s executive officers serves, or in fiscal 2014 has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Cohu’s Board or Compensation Committee.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Cohu has entered into Change in Control Agreements with Messrs. Donahue, Müller and Jones pursuant to which those executives would be entitled to a payment in the event of a termination of employment for specified reasons following a change in control of Cohu. For this purpose, a change in control of Cohu means the occurrence of any of the following, in one or a series of related transactions:

(i) Any one person, or more than one person acting as a group (“Person”) acquires ownership of the Company’s securities that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the Company’s then outstanding stock.

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period (six (6) month period in the case of Mr. Müller) by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) The closing of any transaction involving a change in ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during any twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, the term “Change in Control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

A transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”).

Termination of employment for purposes of these agreements means a discharge of the executive within twenty-four (24) months of the change in control event, other than for specified causes including death, disability, wrongful acts, habitual intoxication, habitual neglect of duties or normal retirement. Termination also includes resignation following the occurrence of an adverse change in the executive’s position, duties, compensation or work conditions. The amount of the payment, excluding any payment for accrued and unused vacation pay that would be paid to any employee upon termination, is an amount equal to twenty-four (24) months of the executive’s base salary rate (as in effect immediately prior to (1) the Change in Control, or (2) executive’s termination, whichever is greater), an amount equal to two times the executive’s target annual incentive established for the year prior to the year of executive’s termination of employment, plus an amount equal to a pro-rated portion of the executive’s annual incentive for the year of the executive’s termination of employment. The executive would also be entitled to receive reimbursement of payments made for the continuation of the executive’s health coverage pursuant to COBRA, for a period of up to twenty-four (24) months. The payment of such severance benefits, including the reimbursement of payments for COBRA continuation coverage, is limited to that amount which would not result in an “Excess Parachute Payment” under Code Section 280G. The amounts payable under their Change in Control Agreements may change from year to year based on the executive’s compensation at the time of termination.

In addition, all outstanding and unvested awards relating to Cohu common stock as of the executive’s date of termination of employment (“Equity Awards”) will vest and be exercisable and remain subject to the terms and conditions of the applicable Equity Award and the post-termination exercise period for any outstanding stock options shall be extended so as to terminate on the first to occur of twelve (12) months or the stock option’s original term expiration.

Additionally, the 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control.

Further, the Deferred Compensation Plan provides that payment of the participant’s account balance shall commence within thirty (30) days of a change in control, as defined in the Deferred Compensation Plan. The payment of the deferred compensation account balance would be in accordance with the payment method selected by the participant (i.e. lump sum, or five, ten or fifteen annual installments).

In the event of the occurrence of both a Change in Control and the subsequent termination of employment (as applicable) as of December 28, 2014 the amounts payable to certain executive officers would have been as follows:

Name	Total ($)	Severance ($) (1)	Annual Bonus ($) (1)	Medical Benefits ($) (2)	Stock Options ($) (3)	Restricted Stock Units ($) (4)
James A. Donahue	4,250,712	420,000	420,000	673,000	250,437	2,487,276
Jeffrey D. Jones	2,099,556	550,000	440,000	38,801	96,877	973,878
Hock W. Chiang	271,828	—	—	—	69,258	202,570
Samer Kabbani	680,338	—	—	—	66,842	613,496
James G. McFarlane	591,663	—	—	—	57,810	533,853
Luis A. Müller	3,490,680	820,000	820,000	38,801	163,946	1,647,933
Peter F. Portmann	400,630	—	—	—	29,250	371,380

(1)	Reflects the cash severance benefits payable in the event of a qualifying termination under the Change in Control Agreements for Messrs. Donahue, Jones and Müller. These amounts are based on the individual’s fiscal 2014 base salary.
(2)	Upon termination as of December 27, 2014, Messrs. Donahue, Jones and Müller would have been entitled to receive reimbursement for continued health care benefits pursuant to COBRA for a period of twenty-four (24) months. In addition, Mr. Donahue would have been entitled to receive medical benefits pursuant to the Cohu Retiree Medical Benefit Plan, with the net present value of such benefits for life included in the table above.
(3)	The 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control. Amounts presented above for stock options represent the difference between the exercise price of the award and $11.98, the closing price of Cohu’s Common Stock on December 26, 2014 (intrinsic value) of unexercisable in-the-money awards, prior to the payment of associated taxes, held by Messrs. Donahue, Jones, Kabbani, McFarlane and Müller as of December 27, 2014.
(4)	The 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control. Amounts presented above for RSUs have been calculated based on the total unvested RSUs and the closing price of Cohu’s Common Stock on December 26, 2014 of $11.98, prior to the payment of associated taxes, held by Messrs. Donahue, Jones, Chiang, Kabbani, McFarlane, Müller and Portmann as of December 27, 2014.

Other than as described above, and in the “Employment Agreements” section of the Compensation Discussion and Analysis, there are no other benefits or payments that would be paid to the Named Executive Officers upon resignation, severance, retirement, termination or a change in control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Cohu’s preference to avoid related party transactions.

Cohu’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Cohu is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Cohu;

•	any person who is known to be the beneficial owner of more than 5% of Cohu’s Common Stock;

•	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Cohu’s Common Stock;

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Cohu’s Code of Business Conduct and Ethics. Under this Code, directors, officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Cohu’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest. Under these Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions will be disclosed in Cohu’s applicable filings with the SEC as required under SEC rules.

Cohu has entered into indemnification agreements with each of its directors and certain executive officers. These agreements require Cohu to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with Cohu.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Cohu’s executive officers, directors and persons who own more than 10% of a registered class of Cohu’s equity securities, file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish Cohu with copies of all Section 16(a) forms they file.

Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, Cohu believes that during the year ended December 27, 2014 its executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

OTHER MATTERS

The Board of Directors is unaware of any other business to be presented for consideration at the Meeting. If, however, such other business should properly come before the Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders. The shares represented by proxies received in time for the Meeting will be voted and if any choice has been specified the vote will be in accordance with such specification.

STOCKHOLDER PROPOSALS – 2016 ANNUAL MEETING

Stockholders are entitled to present proposals for action, including nominations for candidates for membership on Cohu’s Board of Directors, at a forthcoming stockholders’ meeting if they comply with the requirements of the proxy rules and Cohu’s Bylaws. Any proposals intended to be presented at the 2016 Annual Meeting of Stockholders of Cohu must be received at Cohu’s offices on or before December 10, 2015 in order to be considered for inclusion in Cohu’s proxy statement and form of proxy relating to such meeting.

If a stockholder intends to submit a proposal at the 2016 Annual Meeting of Stockholders of Cohu, which proposal is not intended to be included in Cohu’s proxy statement and form of proxy relating to such Meeting, the stockholder should provide Cohu with appropriate notice no later than December 10, 2015. If Cohu fails to receive notice of the proposal by such date, any such proposal will be considered untimely, Cohu will not be required to provide any information about the nature of the proposal in its proxy statement, and the proposal will not be submitted to the stockholders for approval at the 2016 Annual Meeting of Stockholders of Cohu.

ANNUAL REPORT ON FORM 10-K

Copies of Cohu’s Annual Report on Form 10-K for the year ended December 27, 2014, as filed with the SEC are available to stockholders without charge upon written request addressed to Investor Relations, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. The Annual Report on Form 10-K is also available at www.cohu.com and www.sec.gov.

By Order of the Board of Directors,

Jeffrey D. Jones
Secretary

Poway, California

April 9, 2015

Exhibit A

COHU, INC.

2005 EQUITY INCENTIVE PLAN

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The Cohu, Inc. 2005 Equity Incentive Plan (the “Plan”) was originally established effective as of May 10, 2005, the date of its approval by the stockholders of the Company (the “Initial Effective Date”), and was subsequently amended and restated, subject to stockholder approval, by the Board on March 17, 2006, April 18, 2006, March 20, 2009, April 2, 2012, and April 6, 2015.

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units, Restricted Stock Units, Deferred Stock and Other Stock-Based Awards. After the Initial Effective Date, the Company terminated, and no longer issued any awards from under, the Company’s 1998 Stock Option Plan, 1996 Outside Directors Stock Option Plan and 1996 Stock Option Plan.

1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, all Incentive Stock Options shall be granted, if at all, within ten (10) years from the Effective Date.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b) “Award” means any Option, SAR, Restricted Stock, Performance Share, Performance Unit, Restricted Stock Unit, Deferred Stock or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant. An Award Agreement may be an “Option Agreement,” a “SAR Agreement,” a “Restricted Stock Agreement,” a “Performance Share Agreement,” a “Performance Unit Agreement,” a “Restricted Stock Unit Agreement,” a “Deferred Stock Unit Agreement,” or an “Other Stock-Based Award Agreement.”

(d) “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(e) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(f) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(g) “Company” means Cohu, Inc., a Delaware corporation, or any successor corporation thereto.

(h) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on a Form S-8 Registration Statement under the Securities Act.

(i) “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m).

(j) “Deferred Stock” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9.3 of the Plan to receive a share of Stock on a date determined in accordance with the Plan and the Participant’s Award Agreement.

(k) “Director” means a member of the Board or of the board of directors of any other Participating Company.

(l) “Disability” means the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant’s position with the Participating Company Group because of the sickness or injury of the Participant.

(m) “Dividend Equivalent” means a credit, made at the discretion of the Board or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(n) “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Board, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq Stock Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(ii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(q) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(r) “Insider” means an Officer, a Director of the Company or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(s) “Net-Exercise” means a procedure by which the Participant will be issued a number of shares of Stock determined in accordance with a formula X = Y(A-B) / A, where:

X = the number of shares of Stock to be issued to the Participant upon exercise of the Option;

Y = the total number of shares with respect to which the Participant has elected to exercise the Option;

A = the Fair Market Value of one (1) share of Stock;

B = the exercise price per share (as defined in the Participant’s Award Agreement).

(t) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an Incentive Stock Option.

(u) “Officer” means any person designated by the Board as an officer of the Company.

(v) “Option” means a right to purchase Stock pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(w) “Other Stock-Based Award” means an Award granted or denominated in Stock or units of Stock pursuant to Section 9.5 of the Plan.

(x) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(y) “Participant” means any eligible person who has been granted one or more Awards.

(z) “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation or Affiliate.

(aa) “Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies.

(bb) “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Sections 8 and 9, but which are subject to the terms and conditions set forth in Section 10. All Performance-Based Awards are intended to qualify as qualified performance-based compensation under Section 162(m).

(cc) “Performance Bonus Award” means the cash award set forth in Section 9.6

(dd) “Performance Goal” means the criteria that the Committee uses to establish qualified performance-based compensation under Section 162(m) and the formulas for determining whether such performance targets have been obtained. Such Performance Goals may be based upon one or more Performance Measures, subject to the following: Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, as used generally in the Company’s industry, or as defined by the Committee before granting the Performance-Based Award. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit or business segment as may be selected by the Committee. Performance Measures may be measured annually or cumulatively over a period of whole or partial years. For purposes of the Plan, the Performance Measures applicable to a Performance-Based Award shall be calculated in accordance with U.S. generally accepted accounting principles, but prior to the accrual or payment of any Performance-Based Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance-Based Award. Performance targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance-Based Award determined under the applicable Performance-Based Award formula by the level attained during the applicable Performance Period. A Performance target may be stated as an absolute value or as a value determined relative to a standard, including against the results of one or more prior years or against one or more companies or indexes, selected by the Committee.

(ee) “Performance Measures” may be one or more, or a combination of any, of the following or other similar items (including ones based on or derived from them), as determined by the Committee: (i) sales; (ii) gross margin; (iii) operating margin; (iv) operating income or net operating income; (v) pre-tax profit; (vi) earnings before any one or more of the following: stock-based compensation expense, interest, taxes and depreciation; (vii) net income or net operating income; (viii) cash flow, free cash flow, or operating cash flow; (ix) expenses or operating expenses; (x) the market price of the Stock, including how it performs compared to other companies or indexes; (xi) total stockholder return (xii) earnings per share; (xiii) return on stockholder equity; (xiv) return on capital or investment; (xv) return on assets or net assets; (xvi) economic value added; (xvii) number of customers or new customers; (xviii) market share; (xix) return on investment; (xx) profit after tax; (xxi) customer satisfaction; (xxii) business divestitures and acquisitions; (xxiii) supplier awards from significant customers; (xxiv) new product development or introduction; (xxv) product costs; (xxvi) operational efficiencies; (xxvii) balance sheet turnover; (xxviii) project implementation; (xxix) working capital and (xxx) contribution margin.

(ff) “Performance Period” means a period established by the Committee pursuant to Section 10 of the Plan at the end of which one or more Performance Goals are to be measured.

(gg) “Performance Share” means a right granted to a Participant pursuant to Section 9.1, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance based targets established by the Committee.

(hh) “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9.2 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon achieving certain Performance Goals or other performance based targets.

(ii) “Prior Plan Award” means, any option or other award granted pursuant to the Company’s 1998 Stock Option Plan, 1996 Outside Directors Stock Option Plan, 1996 Stock Option Plan or 1994 Stock Option Plan which is outstanding on or after the Initial Effective Date.

(jj) “Restricted Stock” means Stock granted to a Participant pursuant to Section 8 of the Plan that is subject to certain conditions (including any applicable Vesting Conditions), and may be subject to risk of forfeiture.

(kk) “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9.4 of the Plan to receive the value associated with a share of Stock on a date determined in accordance with the provisions of the Plan and the Participant’s Award Agreement.

(ll) “Restriction Period” means the period established in accordance with Section 8 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(mm) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(nn) “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

(oo) “Section 162(m)” means Section 162(m) of the Code.

(pp) “Securities Act” means the Securities Act of 1933, as amended.

(qq) “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service with the Participating Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that if any such leave exceeds ninety (90) days, on the ninety-first (91st) day of such leave the Participant’s Service shall be deemed to have terminated unless the Participant’s right to return to Service with the Participating Company Group is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Option Agreement. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(rr) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(ss) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(tt) “Ten Percent Owner Participant” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(uu) “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. ADMINISTRATION.

3.1 Administration by the Board. The Plan shall be administered by the Board. All questions of interpretation of the Plan or of any Award shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election. The Board may, in its discretion, delegate to a committee comprised of one or more Officers the authority to grant one or more Awards, without further approval of the Board or the Committee, to any Employee, other than a person who, at the time of such grant, is an Insider; provided, however, that (a) such Awards shall not be granted for shares in excess of the maximum aggregate number of shares of Stock authorized for issuance pursuant to Section 4.1, (b) the exercise price per share of each Option shall be not less than the Fair Market Value per share of the Stock on the effective date of grant (or, if the Stock has not traded on such date, on the last day preceding the effective date of grant on which the Stock was traded), and (iii) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Board or the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Board or the Committee.

3.3 Powers of the Board. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Board shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;

(b) to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c) to determine the type(s) of Other Stock-Based Awards, and their terms and conditions that may be granted under the Plan;

(d) to determine the Fair Market Value of shares of Stock or other property;

(e) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability of the Award or the vesting of any Award of any shares acquired pursuant thereto, (v) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service with the Participating Company Group on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(f) to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

(g) to approve one or more forms of Award Agreement;

(h) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(i) to accelerate, continue, extend or defer the exercisability of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service with the Participating Company Group;

(j) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws or regulations of, or to accommodate the tax policy, financial accounting or custom of, foreign jurisdictions whose citizens may be granted Awards;

(k) to authorize, in conjunction with any applicable Company deferred compensation plan, that the receipt of cash or Stock subject to any Award under this Plan, may be deferred under the terms and conditions of such Company deferred compensation plan; and

(l) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Board may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.4 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.5 Committee Complying with Section 162(m). If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Option which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

3.6 No Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Board shall not approve a program providing for either (a) the cancellation of outstanding Options and/or SARs and the grant in substitution therefore of any new Awards, including specifically any new Options and/or SARs having a lower exercise price or (b) the amendment of outstanding Options and/or SARs to reduce the exercise price thereof. This paragraph shall not be construed to apply to (x) “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code; (y) adjustments from an assumption or substitution of an Option or SAR that complies with Section 409A of the Code; or (z) adjustments under Section 4.2 (Adjustments for Changes in Capital Structure).

3.7 No Restricted Stock Award Acceleration. Notwithstanding any provision of the Plan to the contrary, no Restricted Stock Award may be granted which provides, or subsequently amended to provide, for (i) any acceleration of vesting for any reason other than upon a Change in Control or after the Participant’s death or Disability and (ii) vesting of one hundred percent (100%) of any such Restricted Stock Award prior to the passage of three (3) years of Service (unless such Restricted Stock Award will vest in accordance with the satisfaction of any Performance Goal).

3.8 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4. SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 8,230,747. This share reserve shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. However, the share reserve, determined at any time, shall be reduced by the number of shares subject to (i) the Prior Plan Awards and (ii) Awards (which as of March 24, 2015 totaled 6,142,344). If any outstanding Award, including any Prior Plan Award, for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase, including any Prior Plan Award, are forfeited or repurchased by the Company, the shares of Stock allocable to the terminated portion of such Award, including any Prior Plan Award, or such forfeited or repurchased shares of Stock shall again be available for grant under the Plan. Shares of Stock shall not be deemed to have been granted pursuant to the Plan with respect to any portion of an Award that is settled in cash. Notwithstanding anything to the contrary in this Section 4.1, the following shares of Stock shall not be available for reissuance under the Plan: (i) shares of Stock with respect to which the Participant has received the benefits of ownership (other than voting rights), either in the form of dividends, shares sold pursuant to a Cashless Exercise described in Section 6.3(a) or otherwise; (ii) shares of Stock which are withheld from any Award or payment under the Plan to satisfy tax withholding obligations pursuant to Section 15.2; (iii) shares of Stock which are surrendered by any Participant (through a Cashless Exercise, actual delivery of the shares or attestation of ownership) to fulfill tax withholding obligations or to pay the applicable exercise price for any Award; (iv) shares of Stock subject to the grant of a SAR which are not issued upon settlement of the SAR; and (v) shares of Stock repurchased by the Company using proceeds from the exercise of an Option.

4.2 Adjustments for Changes in Capital Structure. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Awards, in the Section 162(m) Grant Limit set forth in Section 5.4 and in the exercise price or purchaser price of any outstanding Awards. If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 12.1) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Awards to provide that such Awards are accurately reflected for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price and/or purchase price per share of, the outstanding Awards (if any) shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise price and/or purchase price of any Award be decreased to an amount less than the par value, if any, of the stock subject to the Award. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

4.3 Assumption or Substitution of Awards. The Board may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.

5. ELIGIBILITY AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants, and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.

5.2 Participation. Awards are granted solely at the discretion of the Board. Eligible persons may be granted more than one (1) Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Incentive Stock Option Limitations.

(a) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

(b) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

5.4 Award Limits.

(a) Aggregate Limit on Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units. Subject to adjustment as provided in Section 4.2, in no event shall more than Six-Million (6,000,000) shares of Stock in the aggregate be issued under the Plan pursuant to the settlement of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units.

(b) Section 162(m) Award Limits. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).

(i) Options and SARs. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more

Options or Freestanding SARs which in the aggregate are for more than Five Hundred Thousand (500,000) shares of Stock, provided, however, that the Company may make an additional one-time grant to any newly-hired Employee of an Option and/or SAR for the purchase of up to an additional Two Hundred and Fifty Thousand (250,000) shares of Stock. An Option which is canceled (or a Freestanding SAR as to which the exercise price is reduced to reflect a reduction in the Fair Market Value of the Stock) in the same fiscal year of the Company in which it was granted shall continue to be counted against such limit for such fiscal year.

(ii) Restricted Stock and Restricted Stock Units. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Units, subject to Vesting Conditions based on the attainment of Performance Goals, for more than Two Hundred Thousand (200,000) shares of Stock, provided, however, that the Company may make an additional one-time grant to any newly-hired Employee of a Restricted Stock Award or Restricted Stock Units of up to an additional One Hundred Thousand (100,000) shares of Stock.

(iii) Performance Shares and Performance Units. Subject to adjustment as provided in Section 4.2, no Employee shall be granted (A) Performance Shares which could result in such Employee receiving more than One Hundred Thousand (100,000) shares of Stock for each full fiscal year of the Company contained in the Performance Period for such Award, or (B) Performance Units which could result in such Employee receiving more than $1,000,000 for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Share or Performance Unit for the same Performance Period.

(iv) Performance Bonus Awards. No Employee shall be paid a Performance Bonus Award pursuant to Section 9.6 which is greater than $1,000,000 for each full fiscal year of the Company contained in the Performance Period for such award.

6. TERMS AND CONDITIONS OF OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Board; provided, however, that (a) the exercise price per share for an Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option, and (b) no Incentive Stock Option granted to a Ten Percent Owner Participant shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2 Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Board and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable before the first anniversary of the date of grant of such Option or after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service with a Participating Company. Subject to the foregoing, unless otherwise specified by the Board in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by delivery of a properly executed notice of exercise electing a Net-Exercise, (v) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Board may at any time or from time to time, by approval of or by amendment to the standard forms of Award Agreement described in Section 11, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Board, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for more than six (6) months (and not used for another Option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii) Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(iii) Net-Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to grant Incentive Stock Options, or to grant, or amend, any Nonstatutory Options to provide that such Options may be exercised by the means of a Net-Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

6.4 Effect of Termination of Service. An Option shall be exercisable after a Participant’s termination of Service to such extent and during such period as determined by the Board, in its discretion, and set forth in the Award Agreement evidencing such Option. Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in the Award Agreement is prevented by the provisions of Section 14.1, the Option shall remain exercisable until the later of (a) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (b) the end of the applicable time period set forth in the Award Agreement, but in any event, no later than the expiration date of the Option.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Board, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act. Notwithstanding any of the foregoing, the Board may permit further transferability of any Option, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.

6.6 No Reload Options. No Option shall contain a reload feature that results in a new Option granted automatically upon delivery of shares of Stock to the Company in payment of the exercise price or any tax withholding obligation.

7. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Board shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the

Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

7.2 Exercise Price and Other Terms. The Board, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of each SAR granted under the Plan; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3 Exercise of SARs. SARs will be exercisable on such terms and conditions as the Board, in its sole and absolute discretion, will determine; provided, however, that no SAR shall be exercisable before the first anniversary of the date of grant of such SAR.

7.4 Award Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Board, in its sole discretion, will determine.

7.5 Expiration of SARs. Each SAR grant under the Plan will expire upon the date determined by the Board, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the requirements of Sections 6.2, 6.3, 6.4 and 6.5 also will apply to SARs to the extent not replaced or superseded by the terms of any Award Agreement.

8. TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Board shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Grant of Restricted Stock. The Board is authorized to make Awards of Restricted Stock to any Participant selected by the Board in such amounts and subject to such terms and conditions as determined by the Board.

8.2 Issuance and Restrictions. Restricted Stock Awards will be subject to such restrictions on transferabilty and other restrictions as the Board may impose (including, without limitation, limitations on the right to vote shares of Stock or the right to receive dividends on the Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Board determines at the time of the grant of the Award or thereafter. The minimum period for such restrictions shall be a period of three (3) years. Notwithstanding the foregoing however, Restricted Stock Awards may become one hundred percent (100%) vested earlier than after the passage of three (3) years upon (i) the occurrence of a Change in Control, as provided in any applicable Award Agreement, or (ii) achievement of the Awards’ applicable Performance Goals.

8.3 Forfeiture. Except as otherwise determined by the Board at the time of grant of the Award or thereafter, upon termination of Service during the applicable Restriction Period, Restricted Stock that is at that time subject to restrictions will be forfeited; provided, however, that the Board may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions.

8.4 Voting Rights; Dividends and Distributions. Except as may be provided in any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, then any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

9. TERMS AND CONDITIONS OF OTHER TYPES OF AWARDS.

Other types of Awards, such as Performance Shares, Performance Units, Deferred Stock, Restricted Stock Units, Other Stock-Based Awards and Performance Bonus Awards (collectively “Other Types of Award”) shall be evidenced by Award Agreements specifying the type of Award and the number of shares of Stock subject to the Award, in such form as the Board shall from time to time establish. No Other Type of Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing any Other Type of Award may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Performance Shares. Any Participant selected by the Committee may be granted one or more Performance Share awards which will be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Goals or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee will consider (among other such factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Participant.

9.2 Performance Units. Any Participant selected by the Committee may be granted one or more Performance Unit awards which will be denominated in units of value, which, without limitation, may include the dollar value of shares of Stock, and which may be linked to any one or more of the Performance Goals or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee will consider (among other such factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Participant.

9.3 Deferred Stock. Any Participant selected by the Board may be granted an award of Deferred Stock in the manner determined from time to time by the Board. The number of shares of Deferred Stock will be determined by the Board and may be linked to the Performance Goals or other specific performance criteria determined to be appropriate by the Board, in each case on a specified date or dates or over any period or periods determined by the Board. Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee, or upon such settlement date as may be elected by the Participant. Unless otherwise provided by the Board, a Participant awarded Deferred Stock will have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Stock underlying such Award has been issued. In addition, Deferred Stock may be granted automatically with respect to such number of shares of Stock and upon such other terms and conditions as established by the Board in lieu of:

(a) cash or shares of Stock otherwise issuable to such Participant upon the exercise or settlement of a Restricted Stock Award or Performance Award; or

(b) any cash to be otherwise paid to the Participant in the form of salary, bonus, commissions, or such other compensation program maintained by the Company.

9.4 Restricted Stock Units. The Board is authorized to make Awards of Restricted Stock Units to any Participant selected by the Board in such amounts and subject to such terms and conditions as determined by the Board. The number of Restricted Stock Units will be determined by the Board and may be linked to the Performance Goals or other specific performance criteria determined to be appropriate by the Board, in each case on a specified date or dates or over any period or periods determined by the Board. At the time of grant, the Board will specify the date or dates on which the Restricted Stock Units will become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The minimum vesting period for Restricted Stock Units shall be a period of one (1) year; provided, however, that Restricted Stock Units may become one hundred percent (100%) vested earlier than after the passage of one (1) year upon (i) the occurrence of a Change in Control, as provided in any applicable Award Agreement, or (ii) achievement of applicable Performance Goals At the time of grant, the Board will specify the settlement date applicable to each grant of Restricted Stock Units which will be no earlier than the vesting date or dates of the Award and may be determined at the election of the Participant. On the settlement date, the Company will transfer to the Participant either (i) one unrestricted, fully transferable share of Stock or (ii) cash equal to the value of one such share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and which was not previously forfeited. The Board will specify the purchase price, if any, to be paid by the Participant to the Company for such shares of Stock.

9.5 Other Stock-Based Awards. Any Participant selected by the Board may be granted one or more awards that provide Participants with shares of Stock or the right to purchase shares of Stock or that have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in shares of Stock and which may be linked to any one or more of the Performance Goals or other specific performance criteria determined appropriate by the Board, in each case on a specified date or dates or over any period or periods determined by the Board. In making such determinations, the Board will consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation to the particular Participant.

9.6 Performance Bonus Awards. Any Participant selected by the Committee may be granted one or more Performance-Based Award in the form of a cash bonus payable upon the attainment of Performance Goals that are established by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such Performance Bonus Award paid to a Covered Employee will be based upon objectively determinable bonus formulas established in accordance with Section 10.

9.7 Term of Other Type Awards. Except as otherwise provided herein, the term of any Other Type Award will be set by the Board in its sole and absolute discretion and set forth in any applicable Award Agreement.

9.8 Exercise or Purchase Price. The Board may establish the exercise or purchase price, if any, of any Other Type Award; provided, however, that such price will not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable law.

9.9 Exercise Upon Termination of Service. Any Other Type of Award will only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Board in its sole and absolute discretion may provide that any Other Type of Award may be exercised or paid subsequent to a termination of Service, as applicable, or following a Change in Control, or because of the Participant’s retirement, death or disability, or otherwise; provided, however, that any such provision with respect to Performance Shares, Performance Units or Performance Bonus Awards will be subject to the requirements of Section 162(m) that apply to such award and/or compensation.

9.10 Form of Payment. Payments with respect to any Other Type of Award will be made in cash, in Stock or a combination of both, as determined by the Board and as set forth in any applicable Award Agreement.

9.11 Award Agreement. All Other Types of Awards will be subject to such additional terms and conditions as determined by the Board and will be evidenced by a written Award Agreement.

9.12 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by any Other Type of Award until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Board, in its discretion, may provide in the Award Agreement evidencing any Other Type of Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which such shares of Stock underlying any such award are settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole shares of Stock, or such cash equivalent, depending on the type of award, as of the date of payment of such cash dividends on Stock or any other date determined by the Board. The number of additional shares of Stock (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the shares of Stock underlying such award previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents may be paid currently (except for Performance Shares or Performance Units) or may be accumulated and paid to the extent that such award becomes nonforfeitable, as determined by the Board. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Board, and may be paid on the same basis as settlement of the related Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Other Type of Awards so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

9.13 Nontransferability of Awards. Prior to settlement or payment of any Other Type of Award in accordance with the provisions of the Plan, no such award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to such award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10. TERMS AND CONDITIONS OF ANY PERFORMANCE-BASED AWARD.

10.1 Purpose. The purpose of this Section 10 is to provide the Committee the ability to qualify Awards (other than Options and SARs) that are granted pursuant to Sections 8 and 9 as qualified performance-based compensation under Section 162(m). If the Committee, in its discretion, decides to grant a Performance-Based Award subject to Performance Goals to a Covered Employee, the provisions of this Section 10 will control over any contrary provision in the Plan; provided, however, that the Committee may in its discretion grant Awards to such Covered Employees that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 10.

10.2 Applicability. This Section 10 will apply to those Covered Employees which are selected by the Committee to receive any Award subject to Performance Goals. The designation of a Covered Employee as being subject to Section 162(m) will not in any manner entitle the Covered Employee to receive an Award under the Plan. Moreover, designation of a Covered Employee subject to Section 162(m) for a particular Performance Period will not require designation of such Covered Employee in any subsequent Performance Period and designation of one Covered Employee will not require designation of any other Covered Employee in such period or in any other period.

10.3 Procedures with Respect to Performance Based Awards. To the extent necessary to comply with the performance-based compensation of Section 162(m), with respect to any Award granted subject to Performance Goals, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m)), the Committee will, in writing, (a) designate one or more Participants who are Covered Employees, (b) select the Performance Goals applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Covered Employee, the Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

10.4 Payment of Performance Based Awards. Unless otherwise provided in the applicable Award Agreement, a Covered Employee must be employed by the Participating Company Group on the day a Performance-Based Award for such Performance Period is paid to the Covered Employee. Furthermore, a Covered Employee will be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

10.5 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute qualified performance based compensation under Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m), and the Plan will be deemed amended to the extent necessary to conform to such requirements.

11. STANDARD FORMS OF AWARD AGREEMENT.

11.1 Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Board and as amended from time to time. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms as the Board may approve from time to time.

11.2 Authority to Vary Terms. The Board shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

12. CHANGE IN CONTROL.

12.1 Definitions.

(a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company); or (iv) a liquidation or dissolution of the Company.

(b) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event described in Section 12.1(a)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive. Notwithstanding this Section 12.1(b), to the extent that an Award constitutes a “deferral of compensation” (as defined in and subject to Section 409A of the Code) and provides for a payment or a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described above unless such event shall constitute a “change in control event” under Section 409A.

12.2 Effect of Change in Control on Options and SARs.

(a) Accelerated Vesting. Notwithstanding any other provision of the Plan to the contrary, the Board, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and SARs and shares acquired upon the exercise of such Options and SARs upon such conditions and to such extent as the Board shall determine.

(b) Assumption or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Participant, either assume the Company’s rights and obligations under outstanding Options and SARs or substitute for outstanding Options and SARs substantially equivalent options and stock appreciation rights for the Acquiring Corporation’s stock. In the event that the Acquiring Corporation elects not to assume or substitute for outstanding Options and SARs in connection with a Change in Control, or if the Acquiring Corporation is not a “publicly held corporation” within the meaning of Section 162(m), the exercisability and vesting of each such outstanding Option, SAR and any shares acquired upon the exercise thereof held by a Participant whose Service has not terminated prior to such date shall be accelerated, effective as of the date ten (10) days prior to the date of the Change in Control. The exercise or vesting of any Option, SAR and any shares acquired upon the exercise thereof that was permissible solely by reason of this Section 12.2 and the provisions of such applicable Award Agreement shall be conditioned upon the consummation of the Change in Control. Any Options and SARs which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the applicable Award Agreement evidencing such Option or SAR except as otherwise provided in such applicable Award Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options and SARs immediately prior to an Ownership Change Event described in Section 12.1(a)(i) constituting a

Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options and SARs shall not terminate unless the Board otherwise provides in its discretion.

(c) Cash-Out. The Board may, in its sole discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Option or SAR outstanding immediately prior to the Change in Control shall be canceled in exchange for a payment with respect to each vested share of Stock subject to such canceled Option or SAR in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the excess of the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control over the exercise price per share under such Option or SAR (the “Spread”). In the event such determination is made by the Board, the Spread (reduced by applicable withholding taxes, if any) shall be paid to Participants in respect of their canceled Options and SARs as soon as practicable following the date of the Change in Control.

12.3 Effect of Change in Control on Restricted Stock and Other Type of Awards. The Board may, in its discretion, provide in any Award Agreement evidencing a Restricted Stock or Other Type of Award that, in the event of a Change in Control, the lapsing of any applicable Vesting Condition, Restriction Period or Performance Goal applicable to the shares subject to such Award held by a Participant whose Service has not terminated prior to the Change in Control shall be accelerated and/or waived effective immediately prior to the consummation of the Change in Control to such extent as specified in such Award Agreement. Any acceleration, waiver or the lapsing of any restriction that was permissible solely by reason of this Section 12.3 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.

12.4 Federal Excise Tax Under Section 4999 of the Code.

(a) Excess Parachute Payment. If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A of the Code, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

(b) Determination by Tax Firm. To aid the Participant in making any election called for under Section 12.4(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 12.4(a), the Company shall request a determination in writing by the professional firm engaged by the Company for general tax purposes, or, if the tax firm so engaged by the Company is serving as accountant or auditor for the Acquiring Corporation, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section (the “Tax Firm”). As soon as practicable thereafter, the Tax Firm shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Tax Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Tax Firm such information and documents as the Tax Firm may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the Tax Firm charges in connection with its services contemplated by this Section.

(c) No Tax Gross-ups. The Company shall have no obligation to make any tax gross-up payment for any Award granted under the Plan.

13. PROVISION OF INFORMATION.

Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

14. COMPLIANCE WITH APPLICABLE LAW.

14.1 Securities Laws. The grant of Options and the issuance of shares of Stock upon exercise of Options shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. Options may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Option may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

14.2 Section 409A. The Plan and all Awards are intended to be exempt from or comply with Section 409A of the Code and shall be interpreted and administered accordingly. Unless exempt from Section 409A of the Code, each payment made under the Plan to any Participant is designated as a separate payment. Any payment under the Plan that is subject to

Section 409A of the Code and is otherwise due to a “specified employee” within the six-month period after “separation from service,” as each specified term is defined under Section 409A, shall accumulate without interest and be paid on the first payroll date after the end of the six-month period or, if earlier, within ten business days after the appointment of a personal representative or executor of the estate after the Participant’s death. Notwithstanding the foregoing, none of the Participating Company Group, its contractors, agents and employees, the Board and each member of the Board shall have any obligation to prevent, minimize, or pay any gross-up payment to offset any negative tax consequences of any failure to follow the requirements of Section 409A or be liable for these consequences.

15. TAX WITHHOLDING.

15.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

15.2 Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

16. TERMINATION OR AMENDMENT OF PLAN.

The Board may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall affect any then outstanding Option unless expressly provided by the Board. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Option without the consent of the Participant, unless such termination or amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.

17. STOCKHOLDER APPROVAL.

The Plan or any increase in the maximum aggregate number of shares of Stock issuable thereunder as provided in Section 4.1 (the “Authorized Shares”) shall be approved by the stockholders of the Company within twelve (12) months of the date of adoption thereof by the Board. Options granted prior to stockholder approval of the Plan or in excess of the Authorized Shares previously approved by the stockholders shall become exercisable no earlier than the date of stockholder approval of the Plan or such increase in the Authorized Shares, as the case may be.

18. MISCELLANEOUS PROVISIONS.

18.1 Forfeiture Events. The Board may specify in an Award Agreement that a Participant’s rights or payments under an Award shall be reduced or forfeited upon certain events. These events may include, among other things, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Service for specified causes, or other conduct by the Participant that is detrimental to the business or reputation of the Participating Company Group.

18.2 Fractional Shares. No Award shall be exercisable for fractional shares of Common Stock, nor shall fractional shares be issued under the Plan. The Board may choose to pay cash, additional Awards, or other securities or property instead of fractional shares of Common Stock, or to round off or eliminate fractional shares.

18.3 Clawback or Recoupment. Unless otherwise specified in the Award Agreement or determined in the Board’s sole discretion, all Awards, and all shares of Stock or cash payable under each Award, are subject to any clawback or recoupment policy adopted by the Company (including any policy required under the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws).

18.4 Beneficiary Designation. A Participant may designate one or more beneficiaries who may exercise the Participant’s rights under the Plan upon the Participant’s death. Any beneficiary designation shall be in the written form the Company requires, shall revoke all prior designations by the same Participant, and shall be effective when filed with the Company during the Participant’s lifetime. A married Participant who designates a beneficiary other than a spouse may be required by applicable laws to provide the spouse’s consent. If a Participant dies without a properly designated living beneficiary, the Company shall pay any remaining unpaid benefits under the Plan in accordance with the applicable laws of descent and distribution.

18.5 Stockholder Rights. Unless applicable laws require or the Board determines, (a) no Participant shall have the rights of a holder of shares of Common Stock subject to an Award unless and until the Participant has been issued shares; and (b) no adjustments shall be made for any dividends (ordinary or extraordinary; whether in cash, shares, or other securities or property) or distributions of other rights for which the record date precedes the date shares are issued, except that the Board may specify in an Award Agreement that a Participant is entitled to dividend-equivalent rights.

18.6 No Constraint on Corporate Action. Nothing in this Plan affects the Participating Company Group’s right to (a) adjust, reclassify, reorganize, or otherwise change its capital or business structure; (b) merge, consolidate, dissolve, liquidate, sell, or transfer any part of its business or assets; or (c) act as considered necessary or appropriate.

18.7 No Guarantee of Award or Continued Service. No person eligible to receive an Award under Section 5.1 is guaranteed to receive an Award, and no Participant who receives an Award is guaranteed to receive another. Neither the Plan nor any Award Agreement gives a Participant any right to continued Service with the Participating Company Group or prevents the Participating Company Group from terminating the Participant’s Service at any time, for any or no reason, with or without notice. The grant of an Award to an Employee of a Participating Company shall not be interpreted to mean that the Employee is employed by the Company.

18.8 Unfunded Plan. The Plan is unfunded. Neither the Participating Company Group, the Board, nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. Proceeds from the sale of shares of Common Stock pursuant to Awards, or upon exercise or settlement thereof, shall constitute general funds of the Company.

18.9 Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Common Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans, except to the extent such other plan expressly provides that such compensation shall be included in computing a Participant’s benefit.

18.10 Severability. To the extent any term of the Plan or any Award Agreement is held wholly or partially invalid, illegal, or unenforceable, that term shall be considered modified to the extent necessary to render the remaining portion of the term and any other term valid, legal, and enforceable.

18.11 Choice of Law. The Plan is governed by the laws of the State of California, without regard to its conflict-of-law rules, except to the extent U.S. federal law applies.

*        *        *

Exhibit B

COHU, INC.

1997 EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated)

1. Establishment and Purpose.

1.1 Establishment. The Cohu, Inc. 1997 Employee Stock Purchase Plan (the “Plan”) was originally established effective as of February 28, 1997 and was subsequently amended and restated as of March 17, 2006, March 25, 2011, and April 6, 2015.

1.2 Purpose. The purpose of the Plan to provide Eligible Employees of the Participating Company Group with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Company intends that the Plan shall qualify as an “employee stock purchase plan” under Sections 421 and 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

2. Definitions and Construction.

2.1 Definitions. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s). In addition, the Company’s Vice President of Human Resources, or any officer or officers of the Company, to the extent appointed by the Board or the Committee, shall have all of the powers of the Board granted herein, except the power to (i) amend Sections 4 (Shares Subject to Plan), 5 (Eligibility), and 9 (Purchase Price) or otherwise amend the Plan in a manner that requires stockholder approval under applicable law or the rules of any securities exchange or market system on which the Stock is then listed or quoted, (ii) terminate the Plan, or (iii) act beyond specific limits set by the Board or the Committee. Any officer appointed by the Board or the Committee to administer the Plan also is referred to herein as the “Board.”

(b) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(c) “Committee” means a committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(d) “Company” means Cohu, Inc., a Delaware corporation, or any successor corporation thereto.

(e) “Compensation” means, with respect to an Offering Period under the Plan, all amounts paid in cash in the form of base salary, paid during such Offering Period before deduction for any contributions to any plan maintained by a Participating Company and described in Section 401(k) or Section 125 of the Code. Compensation shall not include payments of overtime, bonuses, commissions, other incentive compensation, reimbursements of expenses, allowances, long-term disability, workers’ compensation or any amount deemed received or any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase or stock option plan.

(f) “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.

(g) “Employee” means any person treated as an employee (including an officer or a director who is also treated as an employee) in the records of a Participating Company and for purposes of Section 423 of the Code; provided, however, that neither service as a director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Fair Market Value” means, as of any date, if there is then a public market for the Stock, the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so reported instead) as reported on the National Association of Securities Dealers Automated Quotation Stock Market (“Nasdaq”) or such other national or regional securities exchange or market system constituting the primary market for the Stock. If the relevant date does not fall on a day on which the Stock is trading on Nasdaq or other national or regional securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its sole discretion. If there is then no public market for the Stock, the Fair Market Value on any relevant date shall be as determined by the Board without regard to any restriction other than a restriction which, by its terms, will never lapse.

(j) “Offering” means an offering of Stock as provided in Section 6.

(k) “Offering Date” means, for any Offering Period, the first day of such Offering Period.

(l) “Offering Period” means a period determined in accordance with Section 6.1.

(m) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(n) “Participant” means an Eligible Employee participating in the Plan.

(o) “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation which the Board determines should be included in the Plan. The Board shall have the sole and absolute discretion to determine from time to time what Parent Corporations or Subsidiary Corporations shall be Participating Companies.

(p) “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.

(q) “Purchase Date” means, for any Offering Period, the last day of such Offering Period.

(r) “Purchase Price” means the price at which a share of Stock may be purchased pursuant to the Plan, as determined in accordance with Section 9.

(s) “Purchase Right” means an option pursuant to the Plan to purchase such shares of Stock as provided in Section 8 which may or may not be exercised at the end of an Offering Period. Such option arises from the right of a Participant to withdraw such Participant’s accumulated payroll deductions (if any) and terminate participation in the Plan or any Offering therein at any time during an Offering Period.

(t) “Stock” means the common stock, $1.00 par value, of the Company, as adjusted from time to time in accordance with Section 4.2.

(u) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural, the plural shall include the singular, and use of the term “or” shall include the conjunctive as well as the disjunctive.

3. Administration. The Plan shall be administered by the Board, including any duly appointed Committee of the Board or officer or officers of the Company. In administering the Plan, the Board may prescribe, amend, and rescind procedural rules and adopt subplans (for some or all Participating Companies, for non-U.S. jurisdictions, and whether or not intended to be an “employee stock purchase plan” under Section 423 of the Code). All questions of interpretation of the Plan or of any Purchase Right shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan or such Purchase Right. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights granted pursuant to the Plan; provided, however, that all Participants granted Purchase Rights pursuant to the Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

4. Shares Subject to Plan.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be two million six hundred fifty thousand (2,650,000) and shall consist of authorized but unissued or reacquired shares of the Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of such Purchase Right shall again be available for issuance under the Plan.

4.2 Adjustments for Changes in Capital Structure. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, or in the event of any merger (including a merger effected for the purpose of changing the Company’s domicile), sale of assets or other reorganization in which the Company is a party, appropriate adjustments shall be made to the number and class of shares subject to the Plan, to the Per Offering Share Limit set forth in Section 8.1 and to each Purchase Right and to the Purchase Price.

5. Eligibility.

5.1 Employees Eligible to Participate. Any Employee of a Participating Company is eligible to participate in the Plan except the following:

(a) Employees who are customarily employed by the Participating Company Group for twenty (20) hours or less per week;

(b) Employees who are customarily employed by the Participating Company Group for not more than five (5) months in any calendar year; and

(c) Employees who own or hold options to purchase or who, as a result of participation in the Plan, would own or hold options to purchase, stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation within the meaning of Section 423(b)(3) of the Code.

5.2 Leased Employees Excluded. Notwithstanding anything herein to the contrary, any individual performing services for a Participating Company solely through a leasing agency or employment agency shall not be deemed an “Employee” of such Participating Company.

6. Offerings.

6.1 Offering Periods. Except as otherwise set forth below, the Plan shall be implemented by sequential Offerings of six (6) months’ duration (an “Offering Period”). Subsequent Offerings shall commence on the first days of November and May of each year and end on the last days of the first April and October, respectively, occurring thereafter. Notwithstanding the foregoing, the Board may establish a different term for one or more Offerings or different commencing or ending dates for such Offerings; provided, however, that no Offering may exceed a term of twenty-seven (27) months. An Employee who becomes an Eligible Employee after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering provided such Employee is still an Eligible Employee as of the commencement of any such subsequent Offering. In the event the first or last day of an Offering Period is not a business day, the Company shall specify the business day that will be deemed the first or last day, as the case may be, of the Offering Period.

6.2 Governmental Approval; Stockholder Approval. Notwithstanding any other provision of the Plan to the contrary, any Purchase Right granted pursuant to the Plan shall be subject to (a) obtaining all necessary governmental approvals or qualifications of the sale or issuance of the Purchase Rights or the shares of Stock and (b) obtaining stockholder approval of the Plan.

7. Participation in the Plan.

7.1 Initial Participation. An Eligible Employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements of Section 5 and delivering to the Company’s payroll office or other office designated by the Company not later than the close of business for such office on the last business day before such Offering Date (the “Subscription Date”) a subscription agreement indicating the Employee’s election to participate in the Plan and authorizing payroll deductions. An Eligible Employee who does not deliver a subscription agreement to the Company’s payroll or other designated office on or before the Subscription Date shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such Employee subsequently enrolls in the Plan by filing a subscription agreement with the Company by the Subscription Date for such subsequent Offering Period. The Company may, from time to time, change the Subscription Date as deemed advisable by the Company in its sole discretion for proper administration of the Plan.

7.2 Continued Participation. A Participant shall automatically participate in each subsequent Offering Period until such time as such Participant (a) ceases to be an Eligible Employee, (b) withdraws from the Plan pursuant to Section 13.2 or (c) terminates employment as provided in Section 14. If a Participant automatically may participate in a subsequent Offering Period pursuant to this Section 7.2, then the Participant is not required to file any additional subscription agreement for such subsequent Offering Period in order to continue participation in the Plan. However, a Participant may file a subscription agreement with respect to a subsequent Offering Period if the Participant desires to change any of the Participant’s elections contained in the Participant’s then effective subscription agreement.

8. Right to Purchase Shares.

8.1 Purchase Right. Except as set forth below, during an Offering Period each Participant shall have a Purchase Right consisting of the right to purchase up to the lesser of (i) that number of whole shares of Stock arrived at by dividing Twelve Thousand Five Hundred Dollars ($12,500) by the Fair Market Value of a share of Stock on the Offering Date of such Offering Period or (ii) 3,000 shares (the “Per Offering Share Limit”). Shares of Stock may only be purchased through a Participant’s payroll deductions pursuant to Section 10.

8.2 Pro Rata Adjustment of Purchase Right. Notwithstanding the foregoing, if the Board shall establish an Offering Period of less than five and one-half (5 1⁄2) months or more than six and one-half (6 1⁄2) months in duration, the dollar amount in Section 8.1 shall be determined by multiplying $2,083.33 by the number of months in the Offering Period and rounding to the nearest whole dollar. For purposes of the preceding sentence, fractional months shall be rounded to the nearest whole month.

9. Purchase Price. The Purchase Price at which each share of Stock may be acquired in a given Offering Period pursuant to the exercise of all or any portion of a Purchase Right granted under the Plan shall be set by the Board; provided, however, that the Purchase Price shall not be less than eighty five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period, or (b) the Fair Market Value of a share of Stock on the Purchase Date of the Offering Period. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Purchase Price for that Offering Period shall be eighty five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period, or (b) the Fair Market Value of a share of Stock on the Purchase Date of the Offering Period. Notwithstanding anything in the Plan to the contrary, the Purchase Price per share of Stock shall in no event be less than par value.

10. Accumulation of Purchase Price through Payroll Deduction. Shares of Stock which are acquired pursuant to the exercise of all or any portion of a Purchase Right for an Offering Period may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period. Except as set forth below, the amount of Compensation to be deducted from a Participant’s Compensation during each pay period shall be determined by the Participant’s subscription agreement.

10.1 Commencement of Payroll Deductions. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in the Plan.

10.2 Limitations on Payroll Deductions. The amount of payroll deductions with respect to the Plan for any Participant during any pay period shall be in one percent (1%) increments not to exceed ten percent (10%) of the Participant’s Compensation for such pay period. Notwithstanding the foregoing, the Board may change the limits on payroll deductions effective as of a future Offering Date, as determined by the Board. Amounts deducted from Compensation shall be reduced by any amounts contributed by the Participant and applied to the purchase of Company stock pursuant to any other employee stock purchase plan qualifying under Section 423 of the Code.

10.3 Election to Increase, Decrease or Stop Payroll Deductions. During an Offering Period, a Participant may elect to increase or decrease the amount deducted or stop deductions from his or her Compensation by filing an amended subscription agreement with the Company on or before the “Change Notice Date.” The “Change Notice Date” shall initially be the seventh (7th) day prior to the end of the first pay period for which such election is to be effective; however, the Company may change such Change Notice Date from time to time.

10.4 Participant Accounts. Individual Plan accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation shall be credited to such account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

10.5 No Interest Paid. Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan.

10.6 Company Established Procedures. The Company may, from time to time, establish or change (a) a minimum required payroll deduction amount for participation in an Offering, (b) limitations on the frequency or number of changes in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (d) payroll deduction in excess of or less than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of subscription agreements, (e) the date(s) and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan, or (f) such other limitations or procedures as deemed advisable by the Company in the Company’s sole discretion which are consistent with the Plan and in accordance with the requirements of Section 423 of the Code.

11. Purchase of Shares.

11.1 Exercise of Purchase Right. On each Purchase Date, each Participant who has not withdrawn from the Offering or whose participation in the Offering has not terminated on or before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock arrived at by dividing the total amount of the Participant’s accumulated payroll deductions for the Purchase Period by the Purchase Price; provided, however, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right or the pro rata allocation under Section 12.2. No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated on or before such Purchase Date.

11.2 Return of Cash Balance. Any cash balance remaining in the Participant’s Plan account shall be refunded to the Participant as soon as practicable after the Purchase Date. In the event the cash to be returned to a Participant pursuant to the preceding sentence is an amount less than the amount necessary to purchase a whole share of Stock, the Company may establish procedures whereby such cash is maintained in the Participant’s Plan account and applied toward the purchase of shares of Stock in the subsequent Offering Period.

11.3 Tax Withholding. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the foreign, federal, state and local tax withholding obligations of the Participating Company Group, if any, which arise upon exercise of the Purchase Right or upon such disposition of shares, respectively. The Participating Company Group may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

11.4 Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which such Purchase Right relates shall expire immediately upon the end of such Offering Period.

12. Limitations on Purchase of Shares; Rights as a Stockholder.

12.1 Fair Market Value Limitation. Notwithstanding any other provision of the Plan, no Participant shall be entitled to purchase shares of Stock under the Plan (or any other employee stock purchase plan which is intended to meet the requirements of Section 423 of the Code sponsored by the Company or a Parent Corporation or Subsidiary Corporation at a rate which exceeds $25,000 in Fair Market Value, which Fair Market Value is determined for shares purchased during a given Offering Period as of the Offering Date (or such other limit as may be imposed by the Code), for each calendar year in which the Participant participates in the Plan (or any other employee stock purchase plan described in this sentence).

12.2 Pro Rata Allocation. In the event the number of shares of Stock which might be purchased by all Participants in the Plan exceeds the number of shares of Stock available in the Plan, the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable. Any fractional share of Stock remaining from a pro rata allocation under this Section shall be disregarded.

12.3 Rights as a Stockholder and Employee. A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of a stock certificate for the shares of Stock being purchased pursuant to the exercise of the Participant’s Purchase Right. No adjustment shall be made for cash dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time. Nothing in this Plan affects the Participating Company Group’s right to (a) adjust, reclassify, reorganize, or otherwise change its capital or business structure; (b) merge, consolidate, dissolve, liquidate, sell, or transfer an part of its business or assets; or (c) act as considered necessary or appropriate.

13. Withdrawal.

13.1 Withdrawal From an Offering. A Participant may withdraw from an Offering by signing and delivering to the Company’s payroll or other designated office a written notice of withdrawal on a form provided by the Company for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period. Unless otherwise indicated, withdrawal from an Offering shall not result in a withdrawal from the Plan or any succeeding Offering therein. A Participant is prohibited from again participating in an Offering at any time following withdrawal from such Offering. The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Company’s payroll office or other designated office for a reasonable period prior to the effectiveness of the Participant’s withdrawal from an Offering.

13.2 Withdrawal from the Plan. A Participant may withdraw from the Plan by signing and delivering to the Company’s payroll office or other designated office a written notice of withdrawal on a form provided by the Company for such purpose. Withdrawals made after a Purchase Date shall not affect shares of Stock acquired by the Participant on such Purchase Date. In the event a Participant voluntarily elects to withdraw from the Plan, the Participant may not resume participation in the Plan during the same Offering Period, but may participate in any subsequent Offering under the Plan by again satisfying the requirements of Sections 5 and 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Company’s payroll office or other designated office for a reasonable period prior to the effectiveness of the Participant’s withdrawal from the Plan.

13.3 Return of Payroll Deductions. Upon a Participant’s withdrawal from an Offering or the Plan pursuant to Sections 13.1 or 13.2, respectively, the Participant’s accumulated payroll deductions which have not been applied toward the purchase of shares of Stock shall be returned as soon as practicable after the withdrawal, without the payment of any interest, to the Participant, and the Participant’s interest in the Offering or the Plan, as applicable, shall terminate. Such accumulated payroll deductions may not be applied to any other Offering under the Plan.

14. Termination of Employment or Eligibility. Termination of a Participant’s employment with a Participating Company for any reason, including retirement, disability or death or the failure of a Participant to remain an Eligible Employee, shall terminate the Participant’s participation in the Plan immediately. In such event, the payroll deductions credited to the Participant’s Plan account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 14. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of Sections 5 and 7.1.

15. Transfer of Control.

15.1 Definitions.

(a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b) A “Transfer of Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

15.2 Effect of Transfer of Control on Purchase Rights. In the event of a Transfer of Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may assume the Company’s rights and obligations under the Plan or substitute substantially equivalent Purchase Rights for stock of the Acquiring Corporation. If the Acquiring Corporation elects not to assume or substitute for the outstanding Purchase Rights, the Board shall, notwithstanding any other provision herein to the contrary, adjust the Purchase Date of the then current Offering Period to a date immediately before the date of the Transfer of Control, but shall not adjust the number of shares of Stock subject to any Purchase Right. All Purchase Rights which are neither assumed or substituted for by the Acquiring Corporation in connection with the Transfer of Control nor exercised as of the date of the Transfer of Control shall terminate and cease to be outstanding effective as of the date of the Transfer of Control. Notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Purchase Rights immediately prior to an Ownership Change Event described in Section 15.1(a)(i) constituting a Transfer of Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Purchase Rights shall not terminate unless the Board otherwise provides in its sole discretion.

16. Nontransferability of Purchase Rights. A Purchase Right may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Any attempt to pledge, assign or transfer such Purchase Rights or accumulated payroll deductions shall be treated as an election to withdraw from the Plan. The Company, in its absolute discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of a Purchase Right as it deems appropriate and any such restriction shall be set forth in the respective subscription agreement and may be referred to on the certificates evidencing such shares.

17. Reports. Each Participant who exercised all or part of his or her Purchase Right for an Offering Period shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total payroll deductions accumulated, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the remaining cash balance to be refunded or retained in the Participant’s Plan account pursuant to Section 11.2, if any. Each Participant shall be provided information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

18. Restriction on Issuance of Shares. The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of foreign, federal or state law with respect to such securities. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable foreign, federal or state securities laws or other law or regulations. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

19. Legends. The Company may at any time place legends or other identifying symbols referencing any applicable foreign, federal or state securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:

“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF MADE ON OR BEFORE             , 20    . THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE) PRIOR TO THIS DATE.”

20. Notification of Sale of Shares. The Company may require the Participant to give the Company prompt notice of any disposition of shares acquired by exercise of a Purchase Right within two years from the date of granting such Purchase Right or one year from the date of exercise of such Purchase Right. The Company may require that until such time as a Participant disposes of shares acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name (and not in the name of any nominee) until the lapse of the time periods with respect to such Purchase Right referred to in the preceding sentence. The Company may direct that the certificates evidencing shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

21. Amendment or Termination of the Plan. The Plan shall terminate on the earliest to occur of (i) the date on which all available shares are issued; or (ii) the date on which the outstanding Purchase Rights are exercised in connection with a Transfer of Control. The Board may at any time amend or terminate the Plan, except that (a) such termination shall not affect Purchase Rights previously granted under the Plan, except as permitted under the Plan, and (b) no amendment may adversely affect a Purchase Right previously granted under the Plan (except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to obtain qualification or registration of the shares of Stock under applicable foreign, federal or state securities laws). In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would (a) authorize the sale of more shares than are authorized for issuance under the Plan; or (b) change the definition of the corporations that may be designated by the Board as Participating Companies; or (c) materially modify the eligibility requirements of the Plan except as required by changes in the Code; or (d) permit payroll deductions with respect to the Plan in excess of 10% of the Participant’s Compensation; or (e) materially increase the benefits which may accrue under the Plan.

22. Miscellaneous.

22.1 Beneficiary Designation. A Participant may designate one or more beneficiaries who may exercise the Participant’s rights under the Plan upon the Participant’s death. Any beneficiary designation shall be in the written form the Company requires, revoke all prior designations by the same Participant, and be effective when filed with the Company during the Participant’s lifetime. A married Participant who designates a beneficiary other than a spouse may be required by applicable laws to provide the spouse’s consent. If a Participant dies without a properly designated living beneficiary, the Company shall pay any remaining unpaid benefits under the Plan in accordance with the applicable laws of descent and distribution.

22.2 Severability. To the extent any term of the Plan is held wholly or partially invalid, illegal, or unenforceable, that term shall be considered modified to the extent necessary to render the remaining portion of the term and any other term valid, legal, and enforceable.

22.3 Choice of Law. The Plan is governed by the laws of the State of California, without regard to its conflict-of-law rules, except to the extent U.S. federal law applies.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Cohu, Inc. 1997 Employee Stock Purchase Plan, as amended and restated, was duly adopted by the Board of Directors of the Company on April 6, 2015.

/s/ Jeffrey D. Jones
Jeffrey D. Jones

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3, 4 and 5.

+
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Andrew M. Caggia	☐	☐	02 - Karl H. Funke	☐	☐	03 - Luis A. Müller	☐	☐

		For	Against	Abstain
2.	Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐

4.	Proposal to approve amendments to the Cohu, Inc. 1997 Employee Stock Purchase Plan.	☐	☐	☐

		For	Against	Abstain
3.	Proposal to approve amendments to the Cohu, Inc. 2005 Equity Incentive Plan.	☐	☐	☐

5.	Proposal to ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2015.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and the 2014 Annual Report to Shareholders are available at: http://www.cohu.com

Notice & Access site: www.proxydocs.com/cohu

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Cohu, Inc.

Notice of 2015 Annual Meeting of Shareholders

12367 Crosthwaite Circle, Poway, CA

Proxy Solicited by Board of Directors for Annual Meeting – May 12, 2015

James A. Donahue, Luis A. Müller and Jeffrey D. Jones, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Cohu, Inc. to be held on May 12, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3, 4 and 5.

At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)